Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

ATHENE ANNUITY & LIFE ASSURANCE COMPANY,

EAGLE ACQUISITION CORP.,

and

PRESIDENTIAL LIFE CORPORATION

JULY 12, 2012

ii

Exhibit A	Forms of Affiliate Agreements

Exhibit B	Form of Coinsurance Agreement

Exhibit C	Amended and Restated Certificate of Incorporation of the Company

Exhibit D	Form of Acknowledgement

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 12, 2012 (this “Agreement”), by and among Presidential Life Corporation, a Delaware corporation (the “Company”), Athene Annuity & Life Assurance Company, an insurance company organized under the laws of the State of Delaware (“Parent”), and Eagle Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”).

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have approved, and have determined that it is advisable and in the best interests of their respective stockholders to consummate, the acquisition of the Company by Parent and Merger Sub upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“AAM” means Athene Asset Management LLC.

“Acquisition Proposal” means any inquiry, offer or proposal made by any Person or group of Persons other than Parent, Merger Sub or any Affiliate thereof, relating to any (i) merger, consolidation, other business combination or similar transaction involving the Company or any Company Subsidiary, pursuant to which such Person (or the stockholders of such Person) would own 20% or more of the consolidated assets, revenues or net income of the Company, (ii) sale, lease, license or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, reinsurance or otherwise, of assets of the Company or any Company Subsidiary (including equity interests of any of Subsidiary of the Company) representing 20% or more of the consolidated assets, revenues or net income of the Company, (iii) issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of equity interests representing 20% or more of the voting power of the Company, (iv) transaction or series of transactions in which any Person (or the stockholders of such Person) would acquire beneficial ownership or the right to acquire beneficial ownership of equity interests representing 20% or more of the outstanding voting capital stock of the Company or (v) any combination of the foregoing.

“Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Affiliate Agreements” means each of (i) the investment management agreement between the Insurance Company and AAM; (ii) the master sub-advisory agreement among AAM and certain affiliates of Apollo Global Management LLC, (iii) the shared services and cost sharing agreement between the Insurance Company and Parent; and (iv) the tax allocation agreement between the Insurance Company and Parent, in each case, forms of which are attached hereto as Exhibit A.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means the Affiliate Agreements and the other agreements and instruments executed and delivered in connection with this Agreement.

“Book-Entry Shares” has the meaning set forth in Section 3.1(d).

“Burdensome Condition” has the meaning set forth in Section 6.9.

“Business Day” means a day, other than a Saturday, Sunday or another day on which commercial banking institutions in New York are authorized or required by Law to be closed.

“Certificate” has the meaning set forth in Section 3.1(d).

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Change in Recommendation” has the meaning set forth in Section 6.3(d).

“Chosen Court” has the meaning set forth in Section 9.9.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Coinsurance Agreement” means the Coinsurance Agreement by and between the Insurance Company and Parent which is on a funds withheld basis and otherwise substantially in the form attached hereto as Exhibit B.

“Common Stock” has the meaning set forth in Section 3.1(b).

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plan” means each material compensation or benefit plan, program, agreement or arrangement (other than any multiemployer plan within the meaning of Section 3(37) of ERISA), including, without limitation, all stock ownership, stock purchase, stock option, phantom stock or other equity-based, retirement, vacation, severance, disability, death benefit, employment, change-in-control, fringe benefit, bonus, incentive, pension, profit sharing, medical and deferred compensation plans, programs, agreements or arrangements, whether or not subject to ERISA and whether or not written, which is sponsored, maintained or contributed to by the Company or any of its ERISA Affiliates, or under which the Company or any of its ERISA Affiliates could have any liability, contingent or otherwise.

“Company Disclosure Letter” means the Disclosure Letter delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company Equity Plan” means the Presidential Life Corporation 2006 Stock Incentive Plan, as amended, and the applicable award agreements adopted thereunder.

“Company Fee” has the meaning set forth in Section 8.2(b).

“Company Insurance Approvals” has the meaning set forth in Section 4.4.

“Company Material Adverse Effect” means any material adverse change or effect on (a) the business, condition (financial or otherwise), assets or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate timely the Transactions and to perform timely its obligations under this Agreement; provided, however, that no change or effect to the extent resulting from the following shall be deemed by itself or by themselves, either alone or in combination, to constitute or contribute to a Company Material Adverse Effect: (i) changes generally affecting any or all of the industries or markets in which the Company and its Subsidiaries operate, (ii) changes in general political, economic or business conditions, including the commencement or escalation of a war, armed hostilities or acts of terrorism, (iii) changes in general securities or financial market conditions, including changes in interest rates or currency exchange rates, (iv) changes or proposed changes in any Laws, rules, regulations, GAAP or other accounting standards, (v) the announcement of this Agreement or the proposed sale of the Company or the pendency of the Transactions, (vi) any action required by this Agreement or taken at the written request of Parent or Merger Sub, or any action otherwise taken by Parent, Merger Sub or any of their Affiliates, (vii) any failure by the Company or its Subsidiaries to meet analysts’ or internal earnings estimates or financial projections or forecasts or any change in the price or trading volume of the Common Stock (it being understood that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect); provided, further, that any effects resulting from the matters referred to in clauses (i), (ii), (iii) or (iv) shall be excluded only to the extent such matters do not disproportionately impact the Company or its Subsidiaries as compared to other companies of similar size to the Company and its Subsidiaries, operating in the same lines of business within the insurance industry in which the Company and its Subsidiaries operate.

“Company Material Contract” has the meaning set forth in Section 4.12(b).

“Company Option” means each stock option granted under the Company Equity Plan to acquire shares of Common Stock.

“Company Permits” has the meaning set forth in Section 4.11(c).

“Company Recommendation” has the meaning set forth in Section 4.22.

“Company SEC Reports” has the meaning set forth in Section 4.5.

“Company Special Meeting” has the meaning set forth in Section 6.8(b).

“Company Stockholder Approval” has the meaning set forth in Section 4.3.

“Condition Satisfaction” has the meaning set forth in Section 2.3.

“Confidentiality Agreement” has the meaning set forth in Section 6.2(a).

“Continuing Employee” has the meaning set forth in Section 6.4(a).

“DGCL” has the meaning set forth in Section 2.1.

“Dissenting Shares” has the meaning set forth in Section 3.4.

“Effective Time” has the meaning set forth in Section 2.2.

“Environmental Law” means any and all Laws and Permits issued, promulgated or entered into by or with any Governmental Entity, relating to the environment, preservation or reclamation of natural resources, or to the protection of human health as it relates to the environment, including Laws, Judgments and Permits relating to noise levels, or to the management, release or threatened release of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that, together with any entity, would be deemed to be a “single employer” with such entity under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Evaluation Material” has the meaning set forth in the Confidentiality Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Extraordinary Dividend” means an extraordinary dividend, in an amount not less than the Minimum Extraordinary Dividend Amount, to be declared and paid by the Insurance Company to the Company immediately prior to the Closing.

“First Extension Option” has the meaning set forth in Section 8.1(b)(i).

“GAAP” has the meaning set forth in Section 4.6(a).

“GAAP Statements” has the meaning set forth in Section 4.6(a).

“GALAC” means Great American Life Assurance Company, an Ohio corporation.

“GALAC Purchase Agreement” means the Stock Purchase Agreement dated as of February 23, 2012 among the Company, G Holding Company, an Ohio corporation, and Loyal American Life Insurance Company, an Ohio corporation (“LALIC”), as amended by the amendment thereto dated July 3, 2012.

“Governmental Entity” has the meaning set forth in Section 4.4.

“Hazardous Material” means (1) any and all radioactive materials or wastes, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos containing materials and urea formaldehyde foam and (2) any other wastes, materials, chemicals or substances regulated pursuant to or for which liability or standards of care are imposed by any Environmental Law.

“Hedging Costs” means any costs related to any hedging arrangements entered into by Parent or its Affiliates in connection with the Transactions.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Improvements” has the meaning set forth in Section 4.18(c).

“Indemnified Parties” has the meaning set forth in Section 6.7(a).

“Insurance Company” means the Company’s wholly owned Subsidiary, Presidential Life Insurance Company, a New York corporation.

“Insurance Contract” means any contract, agreement or policy of insurance or reinsurance, binder, slip, endorsement or certificate, and forms with respect thereto, including any life, health, accident and disability insurance policy, variable, fixed, indexed or payout annuity, guaranteed investment contract and any other insurance policy or insurance or annuity contract or certificate issued, ceded or assumed by the Insurance Company.

“Insurance Laws” has the meaning set forth in Section 4.4.

“Insured Parties” has the meaning set forth in Section 6.7(b).

“Intellectual Property” means all (i) copyrights and copyrightable subject matter, and registrations and applications for any of the foregoing; (ii) patents and patent applications, including any continuations, divisionals, continuations-in-part, renewals, and reissues for any of the foregoing; (iii) trademarks, service marks, trade names, logos, slogans and other similar designations of source or origin, together with the goodwill of the business symbolized by any of the foregoing, and registrations and applications for any of the foregoing; (iv) trade secrets and confidential processes, know-how and information; (v) Internet domain names; and (vi) other similar intangible assets.

“Investment Assets” has the meaning set forth in Section 4.17.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Management Agreement” means the Investment Management Agreement dated as of June 1, 2011, between J.P. Morgan Investment Management Inc. and the Insurance Company.

“IRS” means the U.S. Internal Revenue Service.

“knowledge of the Company” means the actual knowledge of the people set forth in Section 1.1(a) of the Company Disclosure Letter, and the knowledge that such people would have if they had conducted a reasonable inquiry of the executives and managers having primary responsibility for such matters.

“knowledge of Parent” means the actual knowledge of the people set forth in Section 1.1(a) of the Parent Disclosure Letter, and the knowledge that such people would have if they had conducted a reasonable inquiry of the executives and managers having primary responsibility for such matters.

“LALIC” has the meaning set forth in Section 1.1.

“Law” means any federal, state, local or foreign law, statute, ordinance, regulation, judgment, order, decree, injunction, arbitration award, franchise, license, agency requirement or permit of any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 4.18(b).

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, community property interest or restriction of any nature.

“Maximum Premium” has the meaning set forth in Section 6.7(b).

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 3.1(c).

“Merger Sub” has the meaning set forth in the Preamble.

“Minimum Extraordinary Dividend Amount” means an amount equal to $100 million plus the amount of any contributions made by the Company to the capital of any of its Subsidiaries after December 31, 2011 and prior to the Closing.

“NASDAQ” means the NASDAQ Global Select Market.

“Net Assets” means, with respect to the Company, (i) all assets of the Company, reduced by the carrying value of the Insurance Company and all deferred tax assets (if any) of the Company, minus (ii) all liabilities (other than deferred tax liabilities (if any)) of the Company, in each case determined in accordance with GAAP and as set forth on the Reference Balance Sheet. For purposes of calculating Net Assets of the Company, (A) any Specified Expense not paid by the Company prior to the Closing Date shall be deemed accrued as a liability of the Company and (B) any amounts paid by the Company pursuant to Section 8.1(e) shall be deemed assets of the Company, and any amounts payable by the Company pursuant to Section 8.1(e) shall not be deemed accrued as a liability of the Company.

“Net Hedging Costs” means, as of any date of determination, an amount equal to the excess, if any, of (i) the aggregate amount of all Hedging Costs over (ii) the fair market value of all hedging arrangements entered into by Parent or its Affiliates in connection with the Transactions as of such date.

“NYSDFS” means the New York State Department of Financial Services (formerly known, in part, as the New York State Insurance Department).

“Option Consideration” has the meaning set forth in Section 3.5(a).

“Ordinary Course of Business” means, with respect to an action taken by any Person, an action that (i) is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of the business of such Person; (ii) is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) or the holders of the capital stock or other equity interests of such Person; and (iii) is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Outside Date” has the meaning set forth in Section 8.1(b)(i).

“Owned Intellectual Property” means the Intellectual Property in which the Company or any of its Subsidiaries has or purports to have an ownership interest (solely, or jointly with any Person).

“Owned Real Property” has the meaning set forth in Section 4.18(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Letter” means the Disclosure Letter delivered by Parent to the Company simultaneously with the execution of this Agreement.

“Parent Insurance Approvals” has the meaning set forth in Section 5.4.

“Parent Material Adverse Effect” means any material adverse change or effect on the ability of Parent or Merger Sub to consummate timely the Transactions or to perform timely their obligations under this Agreement.

“Parent Plan” has the meaning set forth in Section 6.4(b).

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Payment Fund” has the meaning set forth in Section 3.2(b).

“Permit” has the meaning set forth in Section 4.11(c).

“Permitted Liens” has the meaning set forth in Section 4.18(a).

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“Prior Company Bidder” has the meaning set forth in Section 6.3(a).

“Producer” has the meaning set forth in Section 4.14(a).

“Producer Agreement” means a contract or agreement between the Company or any of its Subsidiaries and any Producer in respect of the marketing, selling, servicing or issuing of insurance business by such Producer.

“Proxy Statement” has the meaning set forth in Section 4.4.

“Real Property Leases” has the meaning set forth in Section 4.18(b).

“Recapitalization” has the meaning set forth in Section 5.4 of the Parent Disclosure Letter.

“Recommendation Date” has the meaning set forth in Section 7.2(i).

“Reference Balance Sheet” means the balance sheet of the Company, prepared by the Company in accordance with GAAP, as of the close of business on the last day of the calendar month immediately preceding the calendar month in which the Closing Date occurs; provided, however, that if the last day of the calendar month immediately preceding the calendar month in which the Closing Date occurs is not the last day of a calendar quarter, then the Reference Balance Sheet shall be the balance sheet of the Company, prepared in accordance with GAAP, as of the last day of the calendar quarter immediately preceding the Closing Date (the “Quarter-End Balance Sheet”), adjusted to, in accordance with GAAP, to reflect changes affecting Net Assets between the date of the Quarter-End Balance Sheet and the close of business on the last day of the calendar month immediately preceding the calendar month in which the Closing Date occurs, which adjustments shall be set forth in a separate column and shall include monthly accruals, mark-to-market adjustments and other journal entries.

“Registered Intellectual Property” means all Owned Intellectual Property that is registered, filed or issued under the authority of any Government Entity (or, in the case of an Internet domain name, with an Internet domain name registrar), or for which an application to register has been filed with any Governmental Entity.

“Reinsurance Agreement” has the meaning set forth in Section 4.13(b).

“Reinsurance Transaction” means the transactions contemplated by the Coinsurance Agreement.

“Representatives” has the meaning set forth in Section 6.2(a).

“SAP” means the statutory accounting principles or practices prescribed or permitted by the NYSDFS.

“SAP Statements” has the meaning set forth in Section 4.5(c).

“SEC” means the United States Securities and Exchange Commission.

“Second Extension Option” has the meaning set forth in Section 8.1(b)(i).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SNDA” means a subordination, non-disturbance and attornment agreement.

“Specified Expense” means any costs or expenses incurred or payable by the Company or any of its Subsidiaries related to any of the following: severance; this Agreement and the Ancillary Agreements, the Merger and the other Transactions; or any adjustment to the Purchase Price (as defined in the GALAC Purchase Agreement) that becomes payable before the Closing.

“Subscription Agreements” has the meaning set forth in Section 5.5.

“Subsidiary” means, as to any Person, any corporation, partnership, limited liability company, association or other business entity that is consolidated with such Person for financial reporting purposes under GAAP.

“Superior Proposal” means any bona fide written Acquisition Proposal, on its most recently amended or modified terms, if so amended or modified, made by a Person (other than a Prior Company Bidder) for which any necessary financing is committed that the Company’s board of directors determines, in good faith, after consultation with its outside legal counsel and its independent financial advisor, to be (i) more favorable to the Company and its stockholders, from a financial point of view, than the Transactions (taking into account any adjustment to the terms and conditions proposed by Parent in response to such proposal pursuant to Section 6.3(d) or otherwise and all financial, legal, regulatory and other aspects of such proposal) and (ii) reasonably capable of being consummated on the terms so proposed; provided that for purposes of this definition references to 20% in the definition of “Acquisition Proposal” shall be deemed to be references to “all or substantially all.”

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax Return” shall mean any report, return, declaration or filing required to be supplied to any taxing authority with respect to Taxes, and any schedules thereto or amendments thereof, including any information return, claim for refund, amended return or declaration of estimated Tax.

“Taxes” means: (i) any and all taxes, charges, customs, duties, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, value added, license, net worth, payroll, franchise, transfer, recording, premium, retaliatory, windfall profit, severance, production, employment, alternative or add-on minimum, ad valorem, stamp and environmental (including taxes under Code Section 59A) taxes, imposed by the United States Internal Revenue Service or any taxing authority (including any federal, state, local or foreign government or any subdivision or taxing agency thereof); and such term shall include any interest, penalties or additional amounts attributable thereto, or imposed in connection therewith and (ii) any liability of the Company or any of its Subsidiaries for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, as a result of any obligation of the Company or any of its Subsidiaries under any Tax sharing agreement or Tax indemnity arrangement or as transferee or successor

“Transactions” means the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements, including the payment of the Extraordinary Dividend and the consummation of the Reinsurance Transaction.

“Treasury Regulations” means the regulations prescribed under the Code.

“Voting Company Debt” has the meaning set forth in Section 4.2(a).

Section 1.2 Other Definitional Provisions; Interpretation.

(a) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, exhibits and schedules are to the articles, sections and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.”

(c) Words describing the singular number shall be deemed to include the plural and vice versa; words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.

(d) When used in reference to information or documents, the phrase “made available” means that the information or documents referred to (or copies thereof) were made available to Parent and its advisers in the electronic dataroom established by the Company or were delivered to Parent by the Company or the Company Representatives in connection with the Transactions, or were publicly available on the SEC’s website, in each case, before the date hereof.

(e) References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder, in effect as of the date of this Agreement.

(f) Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement.

(g) Accounting terms that are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement shall control.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Subject to the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, the Company and Merger Sub shall consummate a merger (the “Merger”) pursuant to which (i) Merger Sub shall merge with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (ii) the Company shall be the surviving corporation (the “Surviving Corporation”) in the Merger and shall continue to be governed by the laws of the State of Delaware, and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects set forth in the DGCL.

Section 2.2 Effective Time. Before the Closing, Parent shall prepare, and on the Closing Date (or on such other date as Parent and the Company may agree in writing) Parent shall cause to be filed, a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware as provided in the DGCL, and shall make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at the time at which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed upon in writing by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the “Effective Time.”

Section 2.3 Closing. The parties shall cause the closing of the Merger (the “Closing”) to take place at 9:00 a.m., Eastern Time, on the last Business Day of the month during which the last of the conditions set forth in Article VII hereof (other than the conditions that by their nature are to be satisfied at the Closing, subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) has been satisfied or waived in accordance with this Agreement (the “Condition Satisfaction”) or, if the Condition Satisfaction occurs less than two Business Days prior to the last Business Day of any month, on the last Business Day of the immediately succeeding month, at the offices of Proskauer Rose LLP, Eleven Times Square, New York, New York 10036-8299, unless another time, date or place is agreed to in writing by the parties hereto (such date on which the Closing is to take place being the “Closing Date”).

Section 2.4 Certificate of Incorporation and By-laws of the Surviving Corporation. The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall at the Effective Time be amended and restated in full to read as set forth in Exhibit C and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided by Law and such certificate of incorporation. The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such by-laws.

Section 2.5 Directors and Officers of the Surviving Corporation. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 3.1 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any shares of capital stock of Merger Sub or the Company:

(a) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of the common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Each share of common stock, par value $0.01 per share, of the Company (the “Common Stock”) issued and outstanding immediately prior to the Effective Time that are owned by Parent or the Company or any wholly owned subsidiary of Parent or the Company (other than shares of Common Stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties), if any, shall be cancelled automatically and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Sections 3.1(b) and Dissenting Shares) shall be converted into the right to receive $14.00 in cash, without interest (the “Merger Consideration”).

(d) All of the shares of Common Stock converted into the right to receive the Merger Consideration pursuant to Section 3.1(c) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Common Stock (each, a “Certificate”) or book-entry shares (“Book-Entry Shares”) shall thereafter cease to have any rights with respect to such Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares, the Merger Consideration into which the shares of Common Stock formerly represented by such Certificate or Book-Entry Shares have been converted pursuant to this Section 3.1, as well as any dividends to which holders of Common Stock may become entitled in accordance with Section 3.3(c).

(e) If, between the date of this Agreement and the Effective Time, the outstanding number of shares of Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, combination, subdivision, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, appropriate and equitable adjustments shall be made to the Merger Consideration and any other similar dependent items, as the case may be, to provide the holders of Common Stock the same economic effect as contemplated by this Agreement prior to such event or transaction.

Section 3.2 Paying Agent and Deposit of Payment Fund.

(a) Not less than three Business Days before the Effective Time, Parent shall (i) select a bank or trust company, satisfactory to the Company in its reasonable discretion, to act as the paying agent in the Merger (the “Paying Agent”) and (ii) enter into a paying agent agreement with the Paying Agent, the terms and conditions of which are reasonably satisfactory to the Company. Parent shall be responsible for all fees and expenses of the Paying Agent.

(b) Parent shall deposit, or cause to be deposited, on a timely basis after the Effective Time, with the Paying Agent, for the benefit of the holders of Certificates and Book-Entry Shares and Company Options, for payment in accordance with this Article III through the Paying Agent, sufficient funds for the payment of the aggregate Merger Consideration and other amounts payable under this Article III. Such funds provided to the Paying Agent are referred to as the “Payment Fund.”

Section 3.3 Payment Procedures.

(a) As soon as reasonably practicable after the Effective Time and in any event not later than the fifth Business Day following the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or Book-Entry Share immediately prior to the Effective Time a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration. Upon proper surrender of a Certificate or Book-Entry Share for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration in respect of the shares of Common Stock formerly represented by such Certificate or Book-Entry Share less any required withholding of Taxes pursuant to Section 3.3(h) and such Certificate or Book-Entry Share so surrendered shall forthwith be cancelled. No interest will be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares.

(b) The Payment Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation; provided, however, that any such investments shall be (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof and having maturities of not more than one month from the date of investment, (ii) money market mutual or similar funds having assets in excess of $1,000,000,000 or (iii) rated Baa3 or P-3 (or higher) by Moody’s Investors Service, BBB- or A-3 (or higher) by Standard & Poor’s or BBB- or F3 (or higher) by Fitch Group. Earnings on the Payment Fund shall be the sole and exclusive property of Parent and the Surviving Corporation and shall be paid to Parent or the Surviving Corporation, as Parent directs. No investment of the Payment Fund shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this Article III, and following any losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of shares of Common Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Payment Fund.

(c) Until surrendered in accordance with this Section 3.3, each Certificate and each Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable Merger Consideration, subject to the Surviving Corporation’s obligation to pay any dividends or other distributions with a record date prior to the Effective Time that may have been authorized by the Company in accordance with this Agreement and that remain unpaid at the Effective Time. Any Merger Consideration paid upon the surrender of any Certificate or Book-Entry Share shall be deemed to have been paid in full satisfaction of all rights pertaining to such Certificate or Book-Entry Share and, in the case of a Certificate, the shares of Common Stock formerly represented by it.

(d) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration pursuant to this Article III, except as otherwise provided by Law.

(e) Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company one year after the Effective Time shall be delivered to Parent. Any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article III with respect to such Certificates or Book-Entry Shares shall thereafter look only to Parent for payment of their claim for Merger Consideration in respect thereof.

(f) Notwithstanding the foregoing, neither the Paying Agent nor any party hereto nor any of their respective Representatives shall be liable to any Person in respect of cash that would have otherwise been payable in respect of any Certificate of Book-Entry Share from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered before five years after the Effective Time (or, if earlier, immediately prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to Parent and the Paying Agent ) by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Paying Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this Article III.

(h) Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, shall be entitled to deduct and withhold from any consideration otherwise payable under this Agreement such amounts that are required to be deducted or withheld therefrom under the Code, or any applicable state, local or foreign Tax Law. To the extent that any amounts are so deducted and withheld and paid to the appropriate taxing authorities, those amounts shall be treated as having been paid to the Person in respect of whom such deduction or withholding was made for all purposes under this Agreement.

Section 3.4 Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, shares of Common Stock outstanding immediately prior to the Effective Time and held by a holder who has properly exercised his appraisal rights in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as set forth herein, unless and until the holder shall have failed to perfect, or shall have waived, effectively withdrawn or lost, his right to dissent from the Merger under the DGCL and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the DGCL. If any such holder of shares of Common Stock shall have failed to perfect or shall have waived, effectively withdrawn or lost such right or it is determined that such holder does not have appraisal rights, each share of Common Stock of such holder shall be treated as a share of Common Stock that had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give prompt notice to Parent of any written demands received by the Company for appraisal of shares of Common Stock pursuant to Section 262 of the DGCL or written threats thereof, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company with respect to stockholders’ rights of appraisal and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

Section 3.5 Company Options and Company Stock Awards.

(a) Company Options. As of the Effective Time, each Company Option outstanding immediately before the Effective Time, whether or not then exercisable or vested, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of that Company Option, shall be canceled and converted into the right to receive from Parent or the Surviving Corporation promptly following the Effective Time an amount in cash, if any, without interest, equal to the Option Consideration (as defined below) multiplied by the aggregate number of shares of Common Stock that may be acquired upon exercise of such Company Option, immediately before the Effective Time. “Option Consideration” means the excess, if any, of the Merger Consideration over the per share exercise price of the applicable Company Option.

(b) Company Stock Awards. Immediately prior to the Effective Time, any then outstanding restricted shares of Common Stock held under the Company Equity Plan shall become fully vested, subject to applicable income and employment withholding Taxes. All shares of Common Stock then outstanding as a result of the full vesting of the restricted shares of Common Stock shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with the terms and conditions of this Agreement.

(c) Prior to the Effective Time, the Company shall use reasonable best efforts to effectuate the provisions of this Section 3.5, including obtaining executed acknowledgements in the form of Exhibit D from each holder of Company Options to the treatment of their Company Options as provided in Section 3.5(a).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Reports filed by the Company on or after December 31, 2011 and at least two Business Days prior to the date of this Agreement (but excluding any forward-looking disclosures set forth in any risk factor section, any disclosure in any section relating to forward-looking statements and any other disclosures included in such Company SEC Reports to the extent they are predictive or forward-looking in nature and provided that in no event shall any disclosure in any Company SEC Reports qualify or limit the representations and warranties of the Company set forth in Section 4.1 (Organization), Section 4.2 (Capitalization; Subsidiaries), Section 4.3 (Authorization; Validity of Agreement; Company Action) or Section 4.23 (Brokers or Finders)) or in the Company Disclosure Letter, the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization. Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power and authority or to possess such franchises, licenses, permits, authorizations or approvals would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified, licensed and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has made available to Parent true, complete and correct copies of the certificate of incorporation and by-laws of the Company, as currently in effect, and the comparable charter and organizational documents of each Subsidiary of the Company, in each case, as currently in effect, and neither the Company nor any of its Subsidiaries is in violation of any material provision of its certificate of incorporation, by-laws or other comparable charter or organizational documents. The stock certificate and transfer books and the minute books of the Company and each Subsidiary of the Company, all of which have been made available to Parent before the date hereof, are true, complete and correct. At the Closing, all such books will be in the possession of the Company or the applicable Company Subsidiary.

Section 4.2 Capitalization; Subsidiaries.

(a) As of the date hereof, the authorized capital stock of the Company consists solely of 100,000,000 shares of Common Stock, par value $0.01 per share, 29,591,739 of which were issued and outstanding. As of the date hereof, (i) 1,000,000 shares of Common Stock were reserved and available for issuance under the Company Equity Plan, and (ii) Company Options to acquire 301,540 shares of Common Stock were issued and outstanding. All the outstanding shares of the Company’s capital stock and all shares of Common Stock that are available for issuance are, or upon issuance will be, duly authorized, validly issued, fully paid, nonassessable and free of any purchase options, call options, rights of first refusal, subscription rights, preemptive rights or any similar rights under any provision of Law (including the DGCL), the Company’s certificate of incorporation and bylaws, the certification of incorporation or by-laws (or comparable documents) of any of its Subsidiaries or any contract, lease, license, indenture, agreement, commitment or other legally binding arrangement to which the Company or any of its Subsidiaries is a party or otherwise bound. Section 4.2(a) of the Company Disclosure Letter lists, with respect to each outstanding Company Option: (a) the holder thereof, (b) the grant or issuance date, (c) the expiration date, (d) the number of shares of Common Stock issuable thereunder, (e) the exercise price and (f) the vesting schedule thereof (including any acceleration terms in excess of those provided in the Company Equity Plan). There are not any bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of common stock of the Company or any Company Subsidiary may vote (“Voting Company Debt”). Except as set forth in Section 4.2(a) of the Company Disclosure Letter, there are no (i) options, warrants, calls, subscriptions or other rights, convertible securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in the Company or any of its Subsidiaries or Voting Company Debt or securities convertible into or exchangeable for such shares, equity interests or Voting Company Debt, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company.

(b) All of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company free and clear of all Liens. No legend or other reference to any purported Lien appears upon any certificate representing the shares or any equity securities or other securities of any of the Company’s Subsidiaries. Section 4.2(b) of the Company Disclosure Letter sets forth, as of the date hereof, the name and jurisdiction of incorporation for each Subsidiary of the Company and a true, complete and correct list of all capital stock, membership interests, partnership interests, joint venture interests and other equity interests in any Person (other than a Subsidiary of the Company) owned, directly or indirectly, by the Company or any of its Subsidiaries.

Section 4.3 Authorization; Validity of Agreement; Company Action. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is, or is specified to be, a party, and, subject to obtaining the approval and adoption of this Agreement by the holders of at least a majority of the shares of Common Stock outstanding as of the record date for the Company Special Meeting (the “Company Stockholder Approval”) at the Company Special Meeting, to consummate the Merger and the other Transactions. The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is, or is specified to be, a party, and the consummation by the Company of the Merger, have been duly authorized by its board of directors and, subject to the receipt of the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and each Ancillary Agreement to which it is, or is specified to be, a party, and the consummation by it of the Merger. This Agreement has been duly executed and delivered by the Company, and at or before the Closing the Company will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party and, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub, this Agreement is, and each Ancillary Agreement to which it is, or is specified to be, a party will be after such execution and delivery, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) general principles of equity. The Committee (as defined in the Company Equity Plan) has adopted, or will adopt prior to the Closing Date, resolutions interpreting and adjusting the Company Equity Plan to provide for the treatment of the Company Options and restricted shares of Common Stock held under the Company Equity Plan as provided in Section 3.5.

Section 4.4 Consents and Approvals; No Violations. Except for (a) filings pursuant to the HSR Act and any required filings or notifications under any foreign antitrust or competition laws, (b) applicable requirements of and filings with the SEC under the Exchange Act, including the proxy statement to be mailed to the Company’s stockholders in connection with the Company Special Meeting (the “Proxy Statement”), (c) filings with NASDAQ, (d) the filing of the Certificate of Merger, (e) approvals or filings under all applicable state Laws regulating the business of insurance (collectively, “Insurance Laws”) as set forth in Section 4.4 of the Company Disclosure Letter (the “Company Insurance Approvals”) and (f) any other consents, approvals or filings set forth in Section 4.4 of the Company Disclosure Letter, the execution, delivery or performance of this Agreement by the Company do not, the execution and delivery by the Company of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation by the Company of the Merger and the other Transactions will not (i) conflict with, violate or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any provision of the certificate of incorporation or by-laws (or equivalent organizational documents) of the Company or any of its Subsidiaries, (ii) assuming that the consents, approvals, and filings referred to herein and in the Company Disclosure Letter are duly obtained and/or made, conflict with, result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or give rise to a right of termination, cancelation or acceleration of any obligation, or to loss of a material benefit under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, (iii) assuming that the consents, approvals, and filings referred to herein and in the Company Disclosure Letter are duly obtained and/or made, conflict with, violate or give rise to a right to challenge the Transactions under, any Law applicable to the Company or any of its Subsidiaries or (iv) require on the part of the Company any filing or registration with, notification to, or authorization, consent or approval of, any federal, state, local or foreign government, court, legislative, executive or regulatory authority, commission, agency or any self-regulatory agency (a “Governmental Entity”); except in the case of clauses (ii), (iii) and (iv) for such violations, breaches, defaults, terminations, cancellations or accelerations that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.5 Reports; Regulatory Matters; No Separate Accounts.

(a) The Company has filed all reports and other documents with the SEC required to be filed or furnished by the Company since January 1, 2009 (any such report or other document filed during such period by the Company, as each such report or other document may have been amended or restated, collectively, the “Company SEC Reports”). As of their respective filing dates, the Company SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any consent agreement or memorandum of understanding with, or is subject to any commitment letter or similar undertaking to, any Governmental Entity that currently materially restricts the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated NYSDFS-regulated insurance companies or their Subsidiaries.

(c) The Insurance Company has filed or submitted all annual and quarterly statutory statements required to be filed with or submitted to the NYSDFS since January 1, 2009 on forms prescribed or permitted by the NYSDFS (such statutory statements filed or submitted during such period, as amended or restated, collectively, the “SAP Statements”), and, prior to the date hereof, true, complete and correct copies of such SAP Statements have been made available to Parent. As of their respective filing dates, the SAP Statements complied as to form in all material respects with, to the extent in effect at the time of filing or submission, the applicable requirements of Insurance Laws. The SAP Statements were derived from or are consistent with the books and records of the Insurance Company and were prepared in all material respects in conformity with SAP and the SAP Statements fairly presented in all material respects the statutory financial position and the statutory results of operations of the Insurance Company as of the dates and for the periods presented. To the knowledge of the Company, no material deficiency has been asserted in writing with respect to the SAP Statements by the NYSDFS that has not been remedied.

(d) There are no material impairments of any assets of the Company or its Subsidiaries other than impairments reflected in the GAAP Statements or the SAP Statements as of and for the period ended December 31, 2011.

(e) The Insurance Company has no variable Insurance Contracts in force and is not required to maintain any separate accounts under applicable Law and SAP.

Section 4.6 Company Financial Statements; Internal Controls.

(a) Each of the financial statements (including the related notes thereto) of the Company included in the Company SEC Reports (collectively, the “GAAP Statements”) was prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, which statements were prepared in accordance with GAAP as applicable to stock life insurance companies for interim financial statements in accordance with the rules and regulations of the SEC) and fairly presented in all material respects the financial condition, results of operations and cash flows of the Company as of the dates and for the periods presented (subject, in the case of unaudited statements, to normal year-end adjustments and the absence of all of the information and footnotes required by GAAP applicable to stock life insurance companies for complete financial statements) in conformity with GAAP. The books and records of the Company and its Subsidiaries are true, complete and correct, have been maintained in accordance with sound business practices and accurately present and reflect in all material respects all of the transactions and actions therein described. At the Closing, all such books and records will be in the possession of the Company or the applicable Subsidiary thereof. No financial statements of any Person other than the Company and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company.

(b) The Company has in all material respects designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, and (ii) has disclosed to the Company’s auditors and the audit committee of the Company’s board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud that involves management or other employees who have a role in the Company’s internal controls over financial reporting.

Section 4.7 No Undisclosed Liabilities. Except for (a) liabilities and obligations incurred in the Ordinary Course of Business since the date of the most recent audited balance sheet included in the GAAP Statements and not in violation hereof, (b) liabilities and obligations disclosed in the most recent audited balance sheet included in the GAAP Statements, (c) liabilities and obligations incurred in connection with the Merger or otherwise as contemplated by this Agreement and (d) liabilities and obligations that would not, individually or in the aggregate, have a Company Material Adverse Effect, as of the date hereof, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued).

Section 4.8 Absence of Certain Changes. Except as contemplated by this Agreement, since September 30, 2011 through the date hereof, (i) the business of the Company and its Subsidiaries has been conducted in all material respects only in the Ordinary Course of Business and (ii) there has not occurred any event that constitutes or would reasonably be expected to result in a Company Material Adverse Effect.

Section 4.9 Employee Benefit Plans; ERISA.

(a) Each Company Benefit Plan is listed on Section 4.9(a) of the Company Disclosure Letter. The Company has made available to Parent true, complete and correct copies, as applicable, of: (i) each Company Benefit Plan document, related trust contracts, insurance contracts and policies and all amendments thereto, (ii) all current summary plan descriptions, (iii) the Form 5500 annual reports and accompanying schedules and actuarial reports, as filed, for the most recently completed three plan years, (iv) any discrimination tests performed during the last two plan years and (v) summaries of any Company Benefit Plans for which there is not a plan document. Except to the extent specifically made available to Parent, as of the date hereof there are no material amendments to any Company Benefit Plan that have been adopted or approved, nor has the Company or any of its Subsidiaries committed or undertaken to make any such amendments or to adopt or approve any new Company Benefit Plan.

(b) Each Company Benefit Plan has been established, maintained and administered in all material respects in accordance with its terms and applicable Laws, including Section 409A of the Code to the extent applicable. There are no actions, suits or claims (other than routine claims for benefits) pending, or to the knowledge of the Company, threatened or anticipated with respect to any Company Benefit Plan. Each Company Benefit Plan that is an “employee pension benefit Plan” (as defined in Section 3(2) of ERISA) and intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or has been adopted under a prototype plan or volume submitter plan approved by the United States Internal Revenue Service. No event has occurred and no circumstances exist that would adversely affect the tax qualification of such Company Benefit Plan, materially increase its cost or require security under Section 436 of the Code. There are no pending audits, investigations or written inquiries by any Governmental Entity with respect to the Company Benefit Plans.

(c) Neither the Company nor any of its ERISA Affiliates maintains or, within the last six years, has maintained, contributes or, within the last six years, has contributed to, or has any obligation or liability (contingent or otherwise) with respect to (x) any Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (y) a “multiemployer plan” within the meaning of Section 3(37) of ERISA or (z) a “multiple employer plan” within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of the Code.

(d) Neither the execution or delivery of this Agreement or the Ancillary Agreements nor the consummation of the Transactions will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any material payment or benefit becoming due or payable, or required to be provided, to any officer, employee, director, consultant or independent contractor of the Company or any of its Subsidiaries, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such officer, employee, director, consultant or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation payable to, or forgiveness of any debt of any officer, employee, director, consultant or independent contractor or (iv) result in payments under any Company Benefit Plan that would not be deductible under Section 162(m) of the Code or Section 280G of the Code. No amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or its Subsidiaries in connection with the Transactions (either alone or in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code, or would constitute an “excess parachute payment” if such amounts were subject to the provisions of Section 280G of the Code. No Person is entitled to receive any additional payment from the Company or its Subsidiaries as a result of the imposition of a Tax under Section 4999 of the Code.

(e) Neither the Company nor any of its Subsidiaries has any material liability with respect to an obligation to provide health or other non-pension benefits to any employee of the Company or any of its Subsidiaries or any other individual beyond his or her retirement or termination of employment or services other than coverage mandated by Law.

(f) Neither the Company nor any ERISA Affiliate has a material liability of any kind whatsoever, whether direct, indirect, contingent or otherwise, (i) on account of any violation of the health care requirements of Part 6 or 7 of Title I of ERISA or Section 4980B or 4980D of the Code or (ii) under Section 502(i) or 502(l) of ERISA or Section 4975 of the Code.

(g) All material contributions required to be made under each Company Benefit Plan have been timely made and all obligations in respect of each Company Benefit Plan as of the date of this Agreement have been properly accrued and reflected in the financial statements. All premiums, fees and administrative expenses required to be paid under the Company Benefit Plans for the period on or before the Effective Time have been, or will be, paid by the Company prior to the Effective Time.

(h) For each officer, director, employee, consultant or independent contractor of the Company and its Subsidiaries, Section 4.9(h) of the Company Disclosure Letter sets forth as of the date hereof the name, position, location, date of hire, current annual salary, hourly rate of pay, commission or bonus arrangement (as applicable), service credited for purposes of vesting and eligibility under any Company Benefit Plan, current status as either active or on leave and, if on leave, the type and date of such leave.

(i) Except as set forth on Section 4.9(i) of the Company Disclosure Letter, no condition exists that would prevent the Company or its Subsidiaries from amending or terminating any Company Benefit Plan without material cost.

(j) Except as set forth on Section 4.9(j) of the Company Disclosure Letter, none of the Company Benefit Plans limits or restricts the Company’s ability to terminate the employment or service of any officer, director, employee, consultant or independent contractor of the Company for any reason without liability.

Section 4.10 Litigation. As of the date hereof, there is no action, claim, suit, proceeding or governmental investigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets that (i) would or seeks to materially delay or prevent the consummation of the Merger or the Transactions or (ii) would, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

Section 4.11 Compliance with Law.

(a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to the Company or any of its Subsidiaries, including, to the extent applicable, Insurance Laws (including all applicable Laws relating to the sale and marketing of securities, including variable annuity and life contracts, and the administration of related investor accounts, and all applicable Laws relating to the sale, marketing, issuance, administration and underwriting of insurance or annuity policies and contracts), the Securities Act and the Exchange Act. Since January 1, 2009, the Company and its Subsidiaries have filed all material reports, statements, documents, registrations, filings or submissions required to be filed with any Governmental Entity, and all such material reports, statements, documents, registrations, filings and submissions were in compliance with all applicable Laws when filed or as amended or supplemented, and no material deficiencies that remain unsatisfied have been asserted in writing by any Governmental Entity with respect to such material reports, statements, documents, registrations, filings or submissions. Neither the Company nor any of its Subsidiaries (i) has received, at any time since January 1, 2009, any notice or communication from any Governmental Entity regarding any actual, alleged or potential material violation of, or material failure on the part of the Company or any of its Subsidiaries to comply with, any Laws applicable to it or its assets, properties or business and (ii) is not a party to, or bound by, any order, decree, ruling or other action of a Governmental Entity that is material to the Company and its Subsidiaries. The Company and its Subsidiaries is in compliance with all applicable Laws relating to, and its policies applicable to, its collection, use of and disclosure of personal or private information of customers or consumers. Neither the Company nor any of its Subsidiaries is relying on any exemption from or deferral of any Law or Permit that would not reasonably be expected to be available to the Company and its Subsidiaries after consummation of the Merger and the other Transactions.

(b) (i) Since January 1, 2009, neither the Company or any of its Subsidiaries has received any communication from any Person that alleges that the Company or any of its Subsidiaries is not in compliance with any Environmental Law or subject to liability under any Environmental Law, (ii) the Company and its Subsidiaries hold, and are in compliance with, all Permits required for the Company and its Subsidiaries to conduct their respective businesses under Environmental Laws, and are in compliance with all Environmental Laws, except for any instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (iii) to the knowledge of the Company, there are no environmental reports in the Company’s or any of its Subsidiaries’ possession or control that disclose the presence of any adverse environmental condition at or on any of the Owned Real Property or any currently or formerly Leased Real Property which adverse condition would reasonably be expected to result in material environmental liabilities on the part of the Company or any of its Subsidiaries , (iv) the Company and its Subsidiaries have not entered into or agreed to any decree, order or judgment and are not subject to any decree, order or judgment relating to compliance with any Environmental Law or obligating the Company or any of its Subsidiaries to undertake investigation or cleanup of Hazardous Material, or to monitor the environmental condition of any Owned Real Property where the resulting obligations would reasonably be expected to result in material environmental liabilities on the part of the Company or any of its Subsidiaries, (v) neither the Company nor any of its Subsidiaries has any contingent liabilities including any assumed, whether by contract or operation of Law, liabilities or obligations, in connection with any Hazardous Materials or arising under any Environmental Laws in connection with its business or any formerly owned or operated divisions, subsidiaries or companies, that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect, (vi) to the knowledge of the Company, there are no asbestos-containing materials or polychlorinated biphenyls on, at or under any Owned Real Property or Leased Real Property, (vii) neither the Company nor any of its Subsidiaries has ever owned, leased or operated any real property other than the Owned Real Property and the Leased Real Property, (viii) neither the Company nor any of its Subsidiaries has disposed of, or arranged for the disposal of, Hazardous Materials at any onsite or offsite location where any resulting liability would reasonably be expected to result in material environmental liabilities on the part of the Company or any Subsidiary and (ix) to the knowledge of the Company, since January 1, 2009, there have been no Releases of Hazardous Materials on, at or under any of the Owned Real Property or Leased Real Property or any other property or facility formerly owned, leased or operated by the Company, any of its Subsidiaries or any of their respective predecessors that would reasonably be expected to result in material environmental liabilities on the part of the Company or any Subsidiary.

(c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, easements, variances, exceptions, consents, certificates, approvals and other permits of any Governmental Entity (“Permits”) necessary for it to own, lease and operate its properties and assets or to carry on its business as it is now being conducted (collectively, the “Company Permits”) and (ii) all such Company Permits are in full force and effect. Neither the Company nor any of its Subsidiaries is the subject of any pending or, to the knowledge of the Company, threatened, action, claim, suit, proceeding or governmental investigation seeking, or that would reasonably be expected to lead to, the revocation, cancellation, suspension, limitation, amendment, termination, modification, restriction, impairment or non-renewal of any Company Permit.

(d) Neither the Company nor any of its Subsidiaries is a party to any contract or agreement with or other undertaking to, or subject to any order by, or the recipient of any supervisory letter or other written communication of any kind from, any Governmental Entity which relates to its reserve adequacy or its claims, marketing, sales, trade or underwriting practices or policies in respect of its business, nor, to the knowledge of the Company, has the Company or any of its Subsidiaries been notified by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, contract, undertaking, letter or other written communication.

(e) As of the date hereof, neither the Company nor any of its Subsidiaries, nor any joint venture to which the Company or any of its Subsidiaries is a party, nor any of their directors, officers, agents or employees, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained or (iv) in violation of the U.S. Foreign Corrupt Practices Act or any other Law.

Section 4.12 Material Contracts.

(a) Section 4.12(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each contract, agreement, commitment or other legally binding arrangement to which the Company or any of its Subsidiaries is a party or by which the properties or assets of the Company or any of its Subsidiaries is bound (including any amendments, supplements or modifications thereto) that as of the date hereof:

(i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii) is an employment contract;

(iii) is a collective bargaining agreement or other contract with any labor organization, union or association;

(iv) contains any covenant expressly limiting, in any material respect, the ability of the Company or any of its Subsidiaries to engage in a material line of business, to compete with any Person in a material line of business or to conduct the business of the Company or any of its Subsidiaries;

(v) is with (A) any Affiliate of the Company (other than a wholly owned Subsidiary of the Company) or (B) any current or former officer, director or employee of the Company, or a Subsidiary or Affiliate of the Company, or any Affiliate of such officer, director or employee;

(vi) contains a license, sublicense, option or other agreement relating in whole or in part to the Intellectual Property of the Company or any of its Subsidiaries (including any license or other agreement under which the Company or any of its Subsidiaries is licensee or licensor of any Intellectual Property);

(vii) creates a material partnership, joint venture or similar arrangement that is not entered into in the Ordinary Course of Business;

(viii) relates to (A) indebtedness incurred by the Company or any of its Subsidiaries, (B) a guarantee by any Person, including the Company or a Company Subsidiary, of indebtedness, liabilities or obligations of the Company or any of its Subsidiaries or (C) a guarantee by the Company or any of its Subsidiaries of indebtedness, liabilities or obligations of any Person, including the Company or another Subsidiary of the Company, in each case other than in the Ordinary Course of Business having a principal amount in excess of $50,000;

(ix) under which the Company or a Company Subsidiary has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any of its Subsidiaries;

(x) provides for indemnification of any Person with respect to liabilities relating to any current or former business of the Company, any of its Subsidiaries or any predecessor Person;

(xi) contains a confidentiality agreement;

(xii) involves payment by the Company or any of its Subsidiaries of more than $50,000 or extends for a term more than 180 days from the date hereof (unless terminable without payment or penalty upon no more than 60 days’ notice);

(xiii) involves the obligation of the Company or any of its Subsidiaries to deliver products or services for payment of more than $50,000 or extending for a term more than 180 days from the date hereof (unless terminable without payment or penalty upon no more than 60 days’ notice);

(xiv) is a Contract for the sale of any asset of the Company or any of its Subsidiaries (other than inventory sales in the Ordinary Course of Business) or the grant of any preferential rights to purchase any such asset or requiring the consent or approval of any party to the transfer thereof;

(xv) obligates the Company or any of its Subsidiaries to conduct any business that is material to the Company on an exclusive basis with any third party;

(xvi) relates to the acquisition or disposition by the Company or any of its Subsidiaries of any business or operations involving value in excess of $50,000 as to which there are any material ongoing obligations of the Company or any of its Subsidiaries; or

(xvii) is any other contract, agreement, commitment or other legally binding arrangement that has an aggregate future liability to any Person in excess of $50,000 and is not terminable by the Company or a Subsidiary of the Company by notice of not more than 60 days for a cost of less than $25,000.

(b) Each contract set forth or required to be set forth in Section 4.12(a) of the Company Disclosure Letter is referred to herein as a “Company Material Contract”, and a true, correct and complete copy of each Company Material Contract, together with all amendments, supplements and modifications thereto, has been made available to Parent. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Material Contract is valid and binding on the Company or its applicable Subsidiary and, to the knowledge of the Company, each other party thereto, as applicable, and is in full force and effect and enforceable by the Company or its applicable Subsidiary (except that such enforcement may be subject to (x) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (y) general principles of equity) and (ii) there is no event or condition that has occurred or exists, which constitutes or could constitute (with or without notice, the happening of any event and/or the passage of time) a default or breach by the Company or its applicable Subsidiary under any Company Material Contract. The Company or its applicable Subsidiary has performed all material obligations required to be performed by it under the Company Material Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder and, to the knowledge of the Company, no other party to any Company Material Contract is (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder. Neither the Company nor any of its Subsidiaries has received written notice of any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Company Material Contract. No circumstances exist and since January 1, 2009 no event has occurred that (with or without notice or lapse of time, or both) would contravene, conflict with, or result in a violation or breach of, or give the Company or any of its Subsidiaries or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Company Material Contract. None of the Company and any of its Subsidiaries has received any written notice of the intention of any party to terminate any Company Material Contract. The Company has not waived the benefits of, provided any consent under, permitted any noncompliance with, failed to enforce, or agreed to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party. No confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party, or any covenant or other provision contained therein, has or will be terminated as a result of the execution and delivery hereof or of any Ancillary Agreement.

Section 4.13 Insurance Matters.

(a) The Company conducts its insurance operations through the Insurance Company. The Insurance Company is (i) duly licensed or authorized as an insurance company in the State of New York, (ii) duly licensed, authorized or otherwise eligible to transact the business of insurance in each other jurisdiction where it is required to be so licensed, authorized or eligible and (iii) duly authorized or eligible in New York and each other applicable jurisdiction to write each line of business reported as being written in the SAP Statements, except in the case of clauses (i), (ii) and (iii) as the failure to be so licensed, authorized or eligible would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Section 4.13 of the Company Disclosure Letter sets forth a true, complete and correct list of all reinsurance and retrocession treaties and agreements in force as of the date of this Agreement to which the Company or any of its Subsidiaries is a ceding or assuming party (collectively, the “Reinsurance Agreements”). A true, complete and correct copy of each of the Reinsurance Agreements has been made available to Parent. There are no liabilities currently ceded to the Insurance Company under any Reinsurance Agreement to which the Insurance Company is the assuming party. Each Reinsurance Agreement is in full force and effect and is a valid and binding obligation of the Company or its applicable Subsidiary. Neither the Company nor any of its Subsidiaries is, and to the knowledge of the Company, no other party thereto is, in default in any material respect as to any material provision of any Reinsurance Agreement. No Reinsurance Agreement contains any provision providing that any party thereto may terminate such Reinsurance Agreement by reason of the Transactions. Since January 1, 2010, neither the Company nor any of its Subsidiaries has received any written notice to the effect that (i) the financial condition of any reinsurer party to any Reinsurance Agreement is materially impaired with the result that a default thereunder may reasonably be anticipated, (ii) there is a dispute with respect to any material amounts recoverable or payable by the Company or any of its Subsidiaries pursuant to any Reinsurance Agreement or (iii) any amount of reinsurance ceded by the Company or its Subsidiaries will be uncollectible or otherwise defaulted upon. All reinsurance premiums due under such Reinsurance Agreements have been paid in full or were adequately accrued or reserved for by the Company and its Subsidiaries.

(c) Except for regular periodic assessments in the Ordinary Course of Business or assessments based on developments that are publicly known within the insurance industry, as of the date hereof, no claim or assessment is pending or, to the knowledge of the Company, threatened in writing against the Insurance Company by any state insurance guaranty association in connection with such association’s fund relating to insolvent insurers, except for any such claims or assessments that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) All policy and contract forms on which the Company or any of its Subsidiaries has issued Insurance Contracts and all amendments, applications, marketing materials, brochures, illustrations and certificates pertaining thereto have, to the extent required by applicable Law, been approved by all applicable Governmental Entities or filed with and not objected to by such Governmental Entities within the period provided by applicable Law for objection, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(e) The Company has made available to Parent (i) true, complete and correct copies of all examination reports (including financial, market conduct and similar examinations) issued by any insurance regulatory authority with respect to the Company or any of its Subsidiaries which have been completed and issued since December 31, 2008, (ii) any draft or incomplete examination reports (including financial, market conduct and similar examinations) provided to the Company or any of its Subsidiaries by any insurance regulatory authority with respect to the Company or any of its Subsidiaries pursuant to any currently ongoing or incomplete examinations and (iii) all material Holding Company System Act filings or submissions made by the Company or any of its Subsidiaries with any insurance regulatory authority since December 31, 2008. Since December 31, 2008, no material deficiencies or violations with respect to the Company or any of its Subsidiaries have been asserted in writing by any insurance regulatory authority, other than any deficiency or violation which has been cured or otherwise resolved to the satisfaction of the insurance regulatory authority that noted such deficiency or violation. Neither the Company nor any of its Subsidiaries is deemed “commercially domiciled” under the Laws of any jurisdiction and is not otherwise treated as domiciled in a jurisdiction other than the State of New York.

(f) The Company and its Subsidiaries have marketed, sold and issued the Insurance Contracts in compliance with applicable Law, including (i) all applicable requirements and prohibitions relating to suitability of sales and replacement of policies and annuity products, (ii) all applicable requirements relating to the disclosure of the nature of insurance products as policies of insurance, (iii) all applicable requirements relating to insurance product projections and illustrations and (iv) all applicable requirements relating to the advertising, sales and marketing of insurance and annuity products and guaranteed investment contracts.

(g) Neither the Company nor any of its Subsidiaries currently maintains has at any time maintained any retained asset or other similar accounts with respect to benefits payable under any Insurance Contract.

(h) Neither the Company nor any of its Subsidiaries has received any notice of any unclaimed property or escheat audit or investigation from any Governmental Entity. The Company and its Subsidiaries maintain unclaimed property and escheat policies, procedures and guidelines which comply with all applicable Laws, true, complete and correct copies of which have been made available to Parent. The Company and its Subsidiaries are and at all times have been in compliance with all such policies, procedures and guidelines and any applicable Laws related thereto.

(i) The policy reserves of the Company and its Subsidiaries recorded in the SAP Statements, as of their respective dates: (i) have been computed in accordance with presently accepted actuarial standards consistently applied and were fairly stated, in accordance with sound actuarial principles; (ii) have been based on actuarial assumptions which produced reserves at least as great as those called for in any insurance contract provision as to reserve basis and method, and are in accordance with all other insurance contract provisions; (iii) met all requirements of applicable Law and regulatory requirements of the applicable insurance regulatory authorities of the Company and its Subsidiaries and are at least as great as the minimum aggregate amounts required by such insurance regulatory authorities; (iv) have been computed on the basis of assumptions consistent with those used to compute the corresponding items in such SAP Statements; and (v) included provision for all actuarial reserves and related statement items which ought to be established as required to be certified by the actuaries of the Company and its Subsidiaries pursuant to applicable Insurance Laws.

Section 4.14 Insurance Producers.

(a) To the knowledge of the Company, each Person, including salaried employees of the Company or its Subsidiaries, performing the duties of insurance producer, agency, managing general agent, third party administrator, broker, solicitor, adjuster, marketer, underwriter, wholesaler, distributor, producer or customer representative for the Company (collectively, “Producers”), at the time such Producer wrote, sold, solicited, produced, serviced or adjusted business, or performed such other act for or on behalf of the Company or any of its Subsidiaries that may require a producer’s, solicitor’s, broker’s, adjusters’ or other insurance license, was duly licensed and appointed, where required, as an insurance producer, managing general agent, third party administrator, broker, solicitor or adjuster, as applicable (for the type of business written, sold or produced by such insurance producer, agency, managing general agent, third party administrator, broker, solicitor, adjuster or customer representative), in the particular jurisdiction in which such Producer wrote, sold, produced, solicited or serviced such business.

(b) No Producer nor any Affiliate of any Producer has any right or interest with respect to any Insurance Contract, other than a right to receive commission payments pursuant to the terms of a Producer Agreement, including (i) any right to receive any payment based on the profitability or financial performance of any of the Insurance Contracts and (ii) any right that requires the Company to reinsure or otherwise transfer the Insurance Contracts (or any portion thereof) to any person.

Section 4.15 Taxes.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, (ii) all such Tax Returns are true, complete and accurate and (iii) all Taxes shown to be due and owing on such Tax Returns have been timely paid.

(b) All material Tax Returns referred to in paragraph (a) have been examined by the appropriate taxing authority or the period for assessment of the Taxes in respect of which each such Tax Return was required to be filed (taking into account all applicable extensions and waivers) has expired.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the most recent financial statements contained in the Company SEC Reports filed prior to the date of this Agreement reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods through the date of such financial statements.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Taxes which the Company or any of its Subsidiaries is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of the Company or such Subsidiary.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there is no audit, examination, action, suit, investigation, claim or assessment pending, proposed or threatened in writing with respect to any Taxes or Tax Return of the Company or its Subsidiaries, (ii) neither the Company nor any of its Subsidiaries has received written notice of any claim by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries, as applicable, does not pay Taxes or file a Tax Return, that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction and (iii) no material deficiency with respect to any Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries.

(f) There are no outstanding written agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or deficiencies against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return. No power of attorney granted by either the Company or any of its Subsidiaries with respect to any Taxes is currently in force.

(g) There are no Tax rulings, requests for rulings, closing agreements or other similar agreements or requests (including any gain recognition agreements under Section 367 of the Code and applications for a change in accounting method or to change the basis for determining items under Section 481 or Section 807 of the Code) in effect or filed with any taxing authority relating to the Company or any of its Subsidiaries which could materially affect the Company’s or such Subsidiary’s liability for Taxes following the Closing Date.

(h) Neither the Company nor any of its Subsidiaries will be required to include any material adjustment in taxable income for any Tax period or portion thereof after the Closing Date under Section 481(c) or 807(f) of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a Tax period or portion thereof beginning prior to the Closing Date.

(i) With respect to the Insurance Company: (A) it is and has been a life insurance company under Section 816(a) of the Code and subject to United States federal income taxation under Section 801 of the Code; (B) it does not have a positive policyholder surplus account within the meaning of Section 815 of the Code; (C) its Tax reserves have been computed and maintained in the manner required under Sections 807, 817, 817A and 846 of the Code and any Treasury Regulations and administrative guidance issued thereunder; (D) it has properly accounted for material “specified policy acquisition expenses” as required by Section 848 of the Code; and (E) all reinsurance contracts entered into by it are insurance contracts for purposes of the Code and are not subject to recharacterization under Section 845 of the Code.

(j) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes (other than agreements with or among the Company or any of its Subsidiaries) and neither the Company nor any of its Subsidiaries will have any obligation to make any payments on or after the Closing Date with respect to any such agreement.

(k) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a Tax Return on a consolidated, combined or unitary basis (other than a group the common parent of which is the Company or a Subsidiary of the Company) or (ii) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), or (B) as a transferee or successor.

(l) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company and its Subsidiaries.

(m) In the last five years, neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock to which Section 355 of the Code applied or was intended to apply.

(n) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

Section 4.16 Insurance Product-Related Tax Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Insurance Company has substantially complied with all applicable requirements under the Code with respect to the Insurance Contracts issued, assumed, entered into, reinsured or sold by the Insurance Company, including reporting, withholding and disclosure requirements, and has reported all distributions under such Insurance Contracts substantially in accordance with the Tax laws relevant to such Insurance Contracts (including the requirements of Sections 72, 101, 401 through 409A, 412, 415, 417, 817, 7702, and 7702A of the Code and any Treasury Regulations and administrative guidance issued thereunder).

(b) Each hardware, software and other product used by the Insurance Company to maintain such Insurance Contracts’ qualification (but only as to Insurance Contracts which were entered into prior to, or in effect as of, in each case, the date hereof) for Tax treatment under the Code for which such policies, plans or contracts purported to qualify at the time of their issuance or purchase has been properly designed and implemented to maintain such qualification.

(c) The Insurance Company is not party to any “hold harmless,” Tax sharing or indemnification agreements regarding the Tax qualification or treatment of any product or plan sold, issued, entered into or administered by the Insurance Company (whether developed by, administered by, or reinsured with any unrelated third party).

(d) There are no currently pending U.S. federal, state, local or foreign audits or other administrative or judicial proceedings against the Insurance Company, or, to the knowledge of the Company, against any other party, with regard to the Tax treatment of any Insurance Contract issued, reinsured or sold by the Insurance Company.

(e) Each Insurance Contract issued, assumed, exchanged, modified or sold by the Insurance Company provides, and since the date of issuance of such Insurance Contract has provided, the purchaser, policyholder, account holder, other holder or intended beneficiary thereof with Tax treatment under the Code that is the same as or more favorable than the Tax treatment (A) that was purported to apply in materials provided at the time of issuance, assumption, exchange, modification or purchase or (B) for which such policies or contracts were intended or reasonably expected to qualify under the Code at the time of issuance, assumption, exchange, modification or purchase.

(f) No Insurance Contract constitutes a “modified endowment contract” under Section 7702A of the Code except where the holder of the contract was timely notified in writing upon its issuance, assumption, exchange or modification of its status as a “modified endowment contract” under Section 7702A.

(g) The Insurance Company has not requested relief from the IRS concerning the qualification of any Insurance Contract issued by the Insurance Company under, or in compliance with, the Code and the Treasury Regulations promulgated thereunder, and the IRS has not asserted in writing that any such policy or contract fails to so qualify or comply. The Insurance Company has not requested relief from the IRS concerning the treatment of any life insurance policy issued by the Insurance Company as a modified endowment contract within the meaning of Section 7702A of the Code, and the IRS has not asserted in writing that any such policy not known or intended to be a modified endowment contract is a modified endowment contract. There are no ongoing audits or material investigations by any taxing authority which relate to the failure or potential failure of any Insurance Contract issued by the Insurance Company to comply with the requirements of the Code applicable thereto, or the inadvertent treatment of a material number of insurance policies as modified endowment contracts within the meaning of Section 7702A of the Code.

Section 4.17 Investment Assets. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has good title to all securities, indebtedness and other financial instruments (including bonds, notes, debentures, mortgage loans, real estate and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, derivatives and all other assets acquired for investment purposes) beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by it (“Investment Assets”), free and clear of all Liens, except deposits that have been made in the Ordinary Course of Business with any Governmental Entities in connection with a governmental authorization, registration, filing, license, permit or approval and liens consisting of restrictions on transfer agreed to in respect of investments entered into in the Ordinary Course of Business. Section 4.17 of the Company Disclosure Letter sets forth (a) a true, correct and complete list of the Investment Assets as of May 31, 2012, (b) information as to the cost of each Investment Asset and the market value thereof as of May 31, 2012 and (c) a true, correct and complete list of any Investment Assets (i) on any internal watch list prepared by the Company or its Subsidiaries or (ii) with respect to which the Company or any of its Subsidiaries has recognized other-than-temporary impairments. None of the Investment Assets is in default in the payment of principal, interest or dividends.

Section 4.18 Real Property.

(a) Section 4.18(a) of the Company Disclosure Letter contains a true, complete and correct list of all real property (including all buildings, fixtures and other improvements thereto and easements or similar rights appurtenant thereto) that is owned by the Company and its Subsidiaries, including the address by which it is commonly known and the legal description (“Owned Real Property”). The Company and its Subsidiaries do not hold any options or rights to acquire any real property and they are not obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, lease, purchase or acquire any real property. The Company and its Subsidiaries have not leased, licensed or otherwise granted any Person the right to use or occupy the Owned Real Property or any portion thereof. The Company or its Subsidiaries has good, marketable and valid fee simple title to the Owned Real Property in each case free of any Liens, except Permitted Liens. “Permitted Liens” shall mean: (i) Liens reflected in the Company SEC Reports, (ii) Liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which an adequate reserve has been provided on the appropriate financial statements, (iii) Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens imposed by Law in the Ordinary Course of Business and (iv) Liens that would not materially interfere with the use or occupancy or detract from the value of the Owned Real Property or Leased Real Property or the business conducted thereon.

(b) Section 4.18(b) of the Company Disclosure Letter contains a true, complete and correct list of: (i) all real property (including all buildings, fixtures and other improvements thereto and easements and similar rights appurtenant thereto) that is leased, subleased, licensed or occupied by the Company or its Subsidiaries, including the address by which it is commonly known and the legal description (“Leased Real Property”); and (ii) the leases, subleases, licenses and occupancy agreements by which the Company and its Subsidiaries lease, sublease, license or occupy the Leased Real Property and any amendments, extensions and renewals thereof (“Real Property Leases”). The Company and its Subsidiaries have not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof and the Company and its Subsidiaries have not collaterally assigned or granted any security interest in any Real Property Lease or any interest therein that will not be released at or prior to the Closing. The Company has made available to Parent a true, complete and correct copy of each Real Property Lease. The Company and its Subsidiaries have good and valid leasehold interests in the Leased Real Property in each case free of any Liens except Permitted Liens. The Real Property Leases are valid, binding and in full force and effect and there is no material default under any Real Property Lease by the Company or its Subsidiaries, or to the knowledge of the Company, by any other party thereto.

(c) Neither the Company nor its Subsidiaries has received written notice of any pending or threatened condemnation or eminent domain proceedings or their local equivalent that would affect any Owned Real Property and there is no pending or, to the knowledge of the Company, threatened condemnation, eminent domain or their local equivalent affecting the Owned Real Property. The use and occupancy of the Owned Real Property by the Company and its Subsidiaries and the conduct of the business of the Company and its Subsidiaries does not violate any applicable Laws or any deed restrictions, covenants, encumbrances, easements, rights of way or similar agreements, the violation of which would adversely affect the use, value or occupancy of the Owned Real Property or the conduct of the business thereat. Each parcel of Owned Real Property is zoned for the purposes for which it has been used in connection with the normal operation of the business conducted thereon. The Company has delivered to Parent true, complete and correct copies of all deeds, surveys, title commitments and/or policies, certificates of occupancy, appraisals, property reports, SNDAs, estoppels and similar documents related to the Owned Real Property and Leased Real Property in the possession, control or custody of the Company or its Subsidiaries. To the knowledge of the Company, all buildings, structures, facilities and improvements located on the Owned Real Property, including buildings, structures, facilities and improvements which are under construction (collectively “Improvements”) comply in all material respects with valid and current certificates of occupancy or similar permits to the extent required by Law for the use thereof, and conform in all material respects with all applicable Laws. To the knowledge of the Company, the Improvements are in all material respects (A) in good operating condition and repair (ordinary wear and tear excepted) and (B) suitable and adequate for continued use in the manner in which they are presently being used.

Section 4.19 Intellectual Property.

(a) Section 4.19(a) of the Company Disclosure Letter sets forth a true, complete and correct list of (i) all Registered Intellectual Property and all material unregistered Owned Intellectual Property, including proprietary software, (ii) all licenses granting to a third party any right to use any Intellectual Property listed or required to be listed in Section 4.19(a) of the Company Disclosure Letter; and (iii) all licenses granting to the Company or its Subsidiaries the right to use Intellectual Property, including software owned by a third party (other than standard shrink-wrap licenses for software programs generally available for sale to the public).

(b) The Company and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property used in or necessary to conduct the business of the Company and its Subsidiaries, free and clear of all Liens, other than Permitted Liens, except for any such Intellectual Property rights that, if not possessed by the Company, would not, individually or in the aggregate, have a Company Material Adverse Effect. The Intellectual Property is not subject to any outstanding order, judgment or decree that adversely affects the Company’s use of such Intellectual Property in any material manner.

(c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, to the knowledge of the Company (i) the conduct of the business of the Company and its Subsidiaries, as currently conducted, does not infringe, misappropriate or otherwise violate any Person’s Intellectual Property, and as of the date hereof there is no such claim pending or threatened in writing against the Company or any Subsidiary of the Company, and (ii) no Person is infringing, misappropriating or otherwise violating any Intellectual Property owned by the Company or any Subsidiary of the Company.

(d) There are no claims pending or, to the knowledge of the Company, threatened, challenging the ownership, validity or enforceability of any of the Owned Intellectual Property and (2) the Company or a Subsidiary thereof has the sole and exclusive right to bring actions for infringement or unauthorized use of the Owned Intellectual Property.

(e) To the knowledge of the Company, all Intellectual Property that has been licensed by or on behalf of the Company or its Subsidiaries is being used substantially in accordance with the applicable license pursuant to which the Company or its Subsidiaries has the right to use such Intellectual Property.

(f) Each of the employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of the Company or its Subsidiaries, (i) is a party to a “work-for-hire” agreement under which the Company or its Subsidiaries is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company or its Subsidiaries all right, title and interest in such material.

(g) The Company has entered into agreements with its employees, consultants, officers, directors and agents sufficient to own and maintain the confidentiality of the confidential information, trade secrets, business processes and other know-how of the Company and its Subsidiaries, the value of which is dependent upon the maintenance of the confidentiality thereof. There is no breach or violation by the Company or any of its Subsidiaries, and, to the knowledge of the Company, no breach or violation by any other party to any such agreement.

(h) The Company has established and maintains reasonable security programs and privacy policies to prevent the unauthorized disclosure or use of confidential information, trade secrets, business processes and other know-how of the Company and its Subsidiaries, and is in material compliance with such programs and policies. There has been no unauthorized disclosure or use by any employees, consultants, officers, directors and agents of the Company of confidential information, trade secret rights, business processes and other know-how of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has suffered a security breach with respect to its data or systems.

Section 4.20 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is or ever has been a party to any collective bargaining agreement or other labor agreement relating to the business. There are no pending labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements, unfair labor practice charges or any actions or arbitrations that involve the labor or employment relations of the Company or any of its Subsidiaries and, to the knowledge of the Company, none are threatened. There has not been any union organizing or election activities involving any of the Company’s or its Subsidiaries’ employees and, to the knowledge of the Company, none are currently threatened.

(b) The Company and its Subsidiaries are in material compliance with all requirements of Law and orders relating to the employment of its employees, including all requirements of Law and orders relating to wages, hours, discrimination, sexual harassment, civil rights, immigration, safety and health, workers’ compensation, classification of employees and contractors, plant closing and layoff notices and the collection and payment of withholding taxes, Social Security taxes and similar Taxes.

Section 4.21 Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, and will not, at the date it is first mailed to the Company’s stockholders or at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

Section 4.22 Board Vote; Company Stockholder Approval; Takeover Statutes. At or prior to the date hereof, the board of directors of the Company, at a meeting duly called and held, has, by unanimous vote of all directors, (a) determined that this Agreement, the Ancillary Agreements and the Transactions, including the Merger, are advisable, fair to and in the best interest of the Company’s stockholders, (b) approved and adopted this Agreement, the Ancillary Agreements and the Transactions, including the Merger, and (c) resolved to recommend that the stockholders of the Company adopt this Agreement and approve the Merger (the “Company Recommendation”). Assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 5.10, (i) the Company Stockholder Approval is the only vote of holders of any class of securities of the Company that is required to adopt this Agreement and effect the Transactions and (ii) the board of directors of the Company has taken all action necessary so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to this Agreement or the Transactions, including the Merger. Each holder of shares of Common Stock entitled to vote at the Company Special Meeting is entitled to one vote per share. No “business acquisition”, “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to the Merger or the other Transactions.

Section 4.23 Brokers or Finders. No investment banker, broker, finder, consultant or intermediary other than Sandler O’Neill + Partners, L.P., the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or any Ancillary Agreement or the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. A true, complete and correct copy of Sandler O’Neill + Partners, L.P.’s engagement letter has been made available to Parent and its Representatives. Section 4.23 of the Company Disclosure Letter sets forth the Company’s good faith, reasonable estimate of the costs and expenses incurred or to be incurred by the Company and its Subsidiaries in connection with the Merger, this Agreement and the consummation of the Transactions.

Section 4.24 Opinion of Financial Advisors. The Company has received the opinion of Sandler O’Neill + Partners, L.P., dated as of July 12, 2012, to the effect that, as of such date, and based upon and subject to the matters set forth in the opinion, the consideration to be received by the stockholders of the Company pursuant to the Merger is fair, from a financial point of view, to such stockholders, a signed copy of which has been delivered to Parent.

Section 4.25 Investment Company. Neither the Company nor any of its Subsidiaries is an investment company subject to registration and regulation under the Investment Company Act of 1940, as amended.

Section 4.26 No Other Representations. Except for the representations and warranties contained in this Article IV, neither the Company or any Subsidiary of the Company nor any other Person acting on behalf of the Company or any such Subsidiary makes any representation or warranty, express or implied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent Disclosure Letter, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease and operate its properties and assets and to carry on its business as now being conducted, except where the failure to be so existing or to have such power and authority or to possess such franchises, licenses, permits, authorizations or approvals would not, individually or in the aggregate, have a Parent Material Adverse Effect. Neither Parent nor Merger Sub is in violation of any material provision of its articles of incorporation or by-laws or other equivalent organizational documents.

Section 5.2 Capitalization and Interim Operations of Merger Sub; Ownership of Common Stock.

(a) The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are, and at the Effective Time will be, owned by Parent free and clear of all Liens. There are, and at the Effective Time there will be, no outstanding options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating Merger Sub to issue, transfer or sell any shares of capital stock or other equity interest in Merger Sub or securities convertible into or exchangeable for such shares or equity interests pursuant to which any Person other than Parent may acquire any equity security of Merger Sub.

(b) Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.

(c) No shares of Common Stock or securities that are convertible, exchangeable or exercisable into Common Stock are beneficially owned (as defined by Rule 13d-3 under the Exchange Act) by Parent or Merger Sub, or any direct or indirect wholly owned Subsidiary of Parent or Merger Sub. Merger Sub has no Subsidiaries.

Section 5.3 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Merger, have been duly authorized by each of Parent’s and Merger Sub’s board of directors and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by them of the Merger. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Merger Sub, enforceable against them in accordance with its terms, except that such enforcement may be subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) general principles of equity.

Section 5.4 Consents and Approvals; No Violations. Except for (a) filings pursuant to the HSR Act and any required filings or notifications under any foreign antitrust or competition laws, (b) applicable requirements of and filings with the SEC under the Exchange Act, (c) the filing of the Certificate of Merger, (d) approvals or filings under Insurance Laws as set forth in Section 5.4 of the Parent Disclosure Letter (the “Parent Insurance Approvals”) and (e) any consents, approvals or filings referred to in Section 5.4 of the Parent Disclosure Letter, neither the execution, delivery or performance of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the Merger or the other Transactions will (i) conflict with, violate or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancelation or acceleration) under any provision of the certificate of incorporation or by-laws (or equivalent organizational documents) of Parent or Merger Sub, (ii) assuming that the consents, approvals and filings referred to herein and in the Parent Disclosure Letter are duly obtained and/or made, conflict with, result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or give rise to a right of termination, cancelation or acceleration of any obligation, or to loss of a material benefit under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, (iii) assuming that the consents, approvals, and filings referred to herein and in the Parent Disclosure Letter are duly obtained and/or made, conflict with, violate or give rise to a right to challenge the Transactions under, any Law applicable to Parent or any of its Subsidiaries or (iv) require on the part of Parent or Merger Sub any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity; except in the case of clauses (ii), (iii) and (iv) for such violations, breaches, defaults, terminations, cancellations or accelerations that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.5 Sufficient Funds. Parent will have available to it all funds as and when necessary to consummate the Transactions, including sufficient funds for the payment of the aggregate Merger Consideration. Such funds will be comprised of cash on hand, liquid securities and equity contributions from Parent’s shareholders pursuant to the subscription agreements between Parent and each of Apollo Life Re, a subsidiary of AP Alternative Assets, L.P., Palmetto Athene Holdings, LLC and Stanhope Life II, L.P. (the “Subscription Agreements”), true, correct and complete copies of which have been provided to the Company. The Subscription Agreements are legal, valid and binding obligations of Parent and, to the knowledge of Parent, the other parties thereto. As of the date hereof, the Subscription Agreements are in full force and effect, and have not been withdrawn, rescinded or terminated. Parent is not in breach of any of the terms or conditions set forth in the Subscription Agreements, and no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to result in a breach, default or failure to satisfy any condition precedent set forth therein.

Section 5.6 Litigation. As of the date hereof, there is no action, claim, suit, proceeding or governmental investigation pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties or assets that (i) would or seeks to materially delay or prevent the consummation of the Merger or the Transactions or (ii) would, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect.

Section 5.7 Proxy Statement. The information supplied by Parent or Merger Sub in writing for inclusion in the Proxy Statement will not, at the date the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Special Meeting, as it relates to Parent and Merger Sub, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.8 Board Vote. At or prior to the date hereof, the board of directors of Parent, at a meeting duly called and held or by written consent, has, by unanimous vote or by written consent of all directors, (a) determined that this Agreement and the Transactions, including the Merger , are advisable, fair to and in the best interest of Parent’s stockholders, and (b) approved and adopted this Agreement and the Transactions, including the Merger. At or prior to the date hereof, the board of directors of Merger Sub, at a meeting duly called and held, has, by unanimous vote of all directors, (a) determined that this Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interest of Merger Sub’s sole stockholder, and (b) approved and adopted this Agreement and the Transactions, including the Merger. This Agreement has been approved and adopted by Parent as the sole shareholder of Merger Sub.

Section 5.9 Brokers or Finders. No investment banker, broker, finder, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any of its Subsidiaries, including Merger Sub.

Section 5.10 Interested Stockholder. None of Parent, Merger Sub or their respective controlled Affiliates is, or at any time during the last three years has been, an “interested stockholder” (as defined in Section 203 of the DGCL) with respect to the Company.

Section 5.11 No Arrangements with Management or Stockholders. Other than this Agreement, the Ancillary Agreements and as set forth on Section 5.11 of the Parent Disclosure Letter, as of the date hereof, there are no contracts, undertakings, commitments, agreements or obligations or understandings, whether written or oral, between Parent or Merger Sub or any of their Affiliates, on the one hand, and (i) any member of the Company’s management or board of directors or (ii) any stockholder of the Company, on the other hand, relating to the Transactions or the operations of the Company after the Effective Time.

Section 5.12 No Other Representations and Warranties. Each of Parent and Merger Sub acknowledges that, except for the representations and warranties of the Company expressly set forth in Article IV, none of the Company or its Subsidiaries nor any of their respective Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or Merger Sub or any of their Representatives. Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective Representatives or any other Person has made a representation or warranty to Parent or Merger Sub with respect to (a) any projections, estimates or budgets for the Company or its Subsidiaries or (b) any material, documents or information relating to the Company or its Subsidiaries made available to each of Parent or Merger Sub or their Representatives in any “data room,” confidential information memorandum or otherwise, except as expressly and specifically covered by a representation or warranty set forth in Article IV.

ARTICLE VI

COVENANTS

Section 6.1 Interim Operations of the Company. During the period from the date of this Agreement to the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (i) as may be required by Law, (ii) with the prior written consent of Parent, which consent, in the case of clauses (g), (j), (l), (s), (u) and (v) (to the extent related to any of the foregoing clauses) below, shall not be unreasonably withheld, delayed or conditioned, (iii) as contemplated or permitted by this Agreement or the Ancillary Agreements, (iv) as required by the GALAC Purchase Agreement or (v) as set forth in Section 6.1 of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the Ordinary Course of Business and use reasonable best efforts to preserve intact its business organization, keep available the services of its current officers and employees, maintain in effect all material licenses and permits required to carry on their respective businesses, maintain in effect any exemptive orders or exemptive relief that they have received from the SEC and that are currently in effect and preserve their material business relationships; provided, however, that no action by the Company or any of its Subsidiaries with respect to matters addressed specifically by any provision of this Section 6.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (i) as may be required by Law, (ii) with the prior written consent of Parent, which consent, in the case of clauses (g), (j), (l), (s), (u) and (v) (to the extent related to any of the foregoing clauses) below, shall not be unreasonably withheld, delayed or conditioned, (iii) as required, contemplated or permitted by this Agreement or the Ancillary Agreements or (iv) as set forth in Section 6.1 of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to:

(a) except for Common Stock to be issued or delivered pursuant to equity awards outstanding on the date hereof, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (i) any shares of capital stock of any class or any other ownership interest of the Company or any of its Subsidiaries, or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or (ii) any other securities of the Company or any of its Subsidiaries in respect of, in lieu of or in substitution for Common Stock outstanding on the date hereof;

(b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding Common Stock;

(c) split, combine, subdivide or reclassify any Common Stock or declare, set aside for payment or pay any dividend or distribution in respect of any Common Stock or otherwise make any payments to stockholders in their capacity as such, other than the Extraordinary Dividend and dividends by the Insurance Company or any wholly owned Subsidiary of the Company or regular quarterly dividends on the Common Stock, if and when declared by the Board of Directors consistent with past practice in timing and not to exceed $0.0625 per share per quarter;

(d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than the Merger;

(e) acquire, sell, lease or dispose of (i) any Owned Real Property or (ii) any other assets that, in the aggregate, are material to the Company and its Subsidiaries, taken as a whole, except (i) Investment Assets in the Ordinary Course of Business and not inconsistent with the Company’s or any of its Subsidiaries’ investment guidelines or policies in effect on the date hereof, (ii) pursuant to contracts as in effect prior to the date of this Agreement or (iii) in the Ordinary Course of Business;

(f) acquire (by merger, consolidation or acquisition of stock, other equity interest or assets, bulk reinsurance or otherwise) any Person or other business organization or assets or liabilities comprising a business or a segment, division or line of business of any other Person or create or acquire any Subsidiaries;

(g) make any capital expenditure for which the aggregate consideration paid or payable in any individual transaction is in excess of $50,000 or in the aggregate in excess of $100,000;

(h) other than in the Ordinary Course of Business, incur any material indebtedness for borrowed money in addition to that incurred as of the date of this Agreement or guarantee any such indebtedness;

(i) default under any indebtedness or cancel or compromise any indebtedness or waive any material rights relating thereto;

(j) make any loans, advances or capital contributions to any other Person, other than (i) to the Company or any Subsidiary of the Company, (ii) investment portfolio transactions in the Ordinary Course of Business and not inconsistent with the Company’s or any of its Subsidiaries’ investment guidelines or policies in effect at the date hereof or (iii) in the Ordinary Course of Business;

(k) change the investment policies or guidelines of the Company and its Subsidiaries, except as required by applicable Law;

(l) incur, create or assume any Lien, other than Permitted Liens;

(m) except as may be required under any Company Benefit Plan or any outstanding equity awards, grant any increase in, take any action to forgive the indebtedness of, accelerate the vesting or payment or fund or in any other way secure the payment of, the compensation and benefits of any of the Company’s directors, officers, key employees, consultants or independent contractors;

(n) terminate the employment of any officer of the Company or any of its Subsidiaries other than for “cause” (as such term is defined under any employment, severance or other agreement with such officer), take any action (or fail to take any action) if such action or failure would reasonably be expected to constitute “good reason” for any officer of the Company or any of its Subsidiaries to terminate such officer’s employment under any employment, severance or other agreement, or, except as may be required under any Company Benefit Plan, enter into any employment or severance agreement with any director, officer, key employee, consultant or independent contractor, enter into any collective bargaining agreement or adopt, terminate or amend any Company Benefit Plan;

(o) make any material change in any of the accounting methods used by the Company unless required by GAAP, SAP or applicable Law;

(p) (A) make, revoke or amend any Tax election of the Company or any of its Subsidiaries, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if such action or omission would have the effect of materially increasing the Tax liability or reducing any Tax attribute of the Company or any of its Subsidiaries or (B) make any payment under any agreement providing for the allocation or sharing of Taxes (other than agreements with or among the Company or any of its Subsidiaries);

(q) amend the certificate of incorporation or by-laws of the Company or comparable charter or organizational documents of any Subsidiary of the Company;

(r) make any change in any of the policies, guidelines, practices, principles, standards, procedures or systems of the Company or any of its Subsidiaries, in each case, with respect to the Company’s or any of its Subsidiaries’ reinsurance, claims administration, reserving, actuarial determinations, pricing, hedging, Producer compensation, policy retention and conservation or underwriting, other than such changes as are required by GAAP, SAP or applicable Law or, in respect of underwriting, pricing or claims administration, in the Ordinary Course of Business;

(s) modify or amend in any material respect or terminate any of the Company Material Contracts or Reinsurance Agreements or waive, release or assign any material rights or claims thereunder or enter into any contract or agreement that would, if entered into prior to the date hereof, have been a Company Material Contract or Reinsurance Agreement;

(t) enter into any new line of business, or introduce any new products or services, or change in any material respect existing products or services, except as may be required by applicable Law;

(u) settle or compromise or agree to the dismissal of any claim, action, suit, litigation, arbitration, investigation, inquiry, hearing, charge, complaint, demand, notice or other proceeding (in each case, except for claims under any Insurance Contracts within applicable policy limits), including any stockholder litigation against the Company or any of its directors or executive officers relating to the Transactions (and Parent shall have the right to participate in the defense or settlement of any such litigation), other than any settlement or compromise that involves solely cash payments of less than $50,000 in the aggregate; or

(v) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Section 6.2 Access to Information.

(a) Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to Parent and the officers, employees, counsel, investment bankers, accountants and other authorized representatives (“Representatives”) of Parent reasonable access, in a manner not disruptive to the operations of its and its Subsidiaries’ business, during normal business hours and upon reasonable notice throughout the period prior to the earlier of the Effective Time and the termination of this Agreement, to the Company and its Subsidiaries’ personnel, properties, books and records and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning the Company and its Subsidiaries’ business as may reasonably be requested, including with respect to any efforts of Parent to enter into third-party administrative services, reinsurance arrangements or hedging arrangements with respect to the Company or its Subsidiaries concurrently with or after Closing; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or its Representatives if such disclosure would, in the reasonable judgment of the Company, as applicable, (i) cause significant competitive harm to it or its Subsidiaries if the Transactions are not consummated, (ii) violate applicable Law or the provisions of any agreement to which it or any of its Subsidiaries is a party or (iii) jeopardize any attorney-client or other privilege. The Company shall deliver to Parent a certificate, signed by the President, Chief Financial Officer/Treasurer and Secretary of the Insurance Company, attesting to such information with respect to pre-Closing periods and as of the Closing Date as Parent may reasonably request to permit the appropriate officers of Parent and its Subsidiaries to complete and execute the Annual Statement of the Insurance Company for the year ending December 31, 2012 (and, if the Closing Date is after December 31, 2012, for the year ending December 31, 2013) to be filed with the NYSDFS, including the “Interrogatories” section thereof. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.2 for any competitive or other purpose unrelated to the consummation of the Transactions. The confidentiality agreement, dated December 5, 2011 (as amended from time to time, the “Confidentiality Agreement”), between the Company and Parent shall apply with respect to information furnished by the Company, its Subsidiaries and the Company’s officers, employees and other Representatives hereunder. Notwithstanding the foregoing or anything in the Confidentiality Agreement to the contrary, Parent shall not be prohibited from using any Evaluation Material of the Company or its affiliates, or disclosing any such Evaluation Material to potential third party administrators, reinsurers or financing counterparties for the purposes of engaging or entering into certain administrative services, reinsurance arrangements or financing arrangements in connection with the Transactions. Any such third party will be considered a “Representative” (as defined in the Confidentiality Agreement) of Parent, subject to such third party executing an access letter pursuant to which such third party acknowledges being treated as such.

(b) Without limiting the generality of Section 6.2(a), the Company shall (and shall cause each of its Subsidiaries to) provide to Parent and its Representatives all cooperation reasonably requested by Parent that is reasonably necessary, proper or advisable in connection with the Reinsurance Transaction, including (i) facilitating the negotiation and entrance into the Coinsurance Agreement or any other agreements related thereto (as of a time at or immediately prior to the Closing); (ii) taking all corporate actions reasonably requested by Parent to permit the consummation of the Reinsurance Transaction; (iii) taking all action reasonably necessary to obtain any approvals or authorizations of, and making any filings and registrations with, and notifications to, all Governmental Entities required in connection with the Coinsurance Agreement and the Reinsurance Transaction and (iv) taking all other actions, including the extension of any agreement or other document, reasonably requested by Parent to effect the foregoing.

(c) The Company shall, or shall cause its applicable Subsidiaries to, deliver to Parent, on a weekly basis, a summary report of (i) all transaction activity and other significant events with respect to the Investment Assets and (ii) the cash management strategy and activities of the Company and its Subsidiaries. From and after the date hereof until the Closing, the Company shall cause the applicable executives or managers having primary responsibility for the matters set forth in the foregoing clauses (i) and (ii) to consult with Representatives of Parent as reasonably requested by Parent, not to exceed once per week, with respect to such matters, including future planned or potential purchases and sales of Investment Assets and the treatment of any impaired or potentially impaired Investment Assets. In addition, Parent shall be entitled to designate an observer to participate in all meetings of the Company’s investment committee. In such meetings with management and such investment committee meetings, Parent or its Representative may make recommendations to the Company with respect to such matters, including recommendations related to the sale of Investment Assets that are statutorily impaired or that Parent believes may become statutorily impaired; provided, however, that the Company shall not be obligated to follow any such recommendations.

Section 6.3 No Solicitation.

(a) The Company will not, and will cause its Subsidiaries not to, and will cause the Company’s and its Subsidiaries’ respective officers, directors, employees and other Representatives not to, (i) initiate, solicit, encourage or knowingly facilitate, directly or indirectly, any inquiries with respect to, or the making of, any proposal that constitutes or could reasonably be expected to lead to any Acquisition Proposal or (ii) except as permitted below, (A) engage in negotiations or discussions with, or furnish access to its properties, books and records or provide any information or data to, or otherwise cooperate with, knowingly assist, or participate in, facilitate or encourage any effort by, any Person (or any Representative of a Person) relating to any proposal that constitutes or could reasonably be expected to lead to any Acquisition Proposal, (B) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal or (C) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal (other than a confidentiality agreement in connection with the actions contemplated by Section 6.3(b)). The Company shall, and shall cause each of its Representatives to, immediately cease all solicitations, discussions, negotiations and access to non-public information with, to or by any Person (other than Parent or Merger Sub) with respect to any proposal that constitutes or could reasonably be expected to lead to any Acquisition Proposal. Notwithstanding anything to the contrary contained herein, including Section 6.3(b), the Company shall not, and shall cause its Representatives not to, at any time after the execution hereof, continue or resume any such solicitations, discussions, negotiations or access to nonpublic information with, by or to any Person (other than Parent and Merger Sub) with which the Company entered into a confidentiality, standstill or similar agreement before the execution and delivery hereof or had discussions or negotiations before the execution and delivery hereof regarding any proposal that constituted, or could reasonably have been expected to lead to, any Acquisition Proposal (any such Persons and their Affiliates and Representatives being referred to as “Prior Company Bidders”). The Company shall promptly request that each Prior Company Bidder in possession of nonpublic information that was furnished by or on behalf of the Company or any of its Subsidiaries in connection with its consideration of any potential Acquisition Proposal return or destroy all such nonpublic information heretofore furnished to such Prior Company Bidder and immediately terminate all physical and electronic dataroom access previously granted to any such Prior Company Bidder. Neither the Company nor the board of directors of the Company (or any committee thereof) shall waive the benefits of, provide any consent under, permit any noncompliance with, fail to enforce, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party.

(b) Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Company Stockholder Approval, in the event that the Company receives an Acquisition Proposal, the Company and its board of directors may participate in discussions or negotiations (including, as a part thereof, making any counterproposal or soliciting a revised Acquisition Proposal) with, or furnish any information (pursuant to a confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement and which contains a “standstill” or similar provision on terms not materially more favorable to such third party than the terms of any “standstill” or similar agreement, or provision in any agreement, applicable to Parent with respect to the Company, provided that under no circumstances shall such standstill provisions expire earlier than the Outside Date) to, any Person (other than a Prior Company Bidder) making such Acquisition Proposal and its Representatives or potential sources of financing if the Company’s board of directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that such Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal that was not solicited by the Company and that did not otherwise result from a breach or a deemed breach of this Section 6.3, and subject to compliance with Section 6.3(c). The Company shall provide to Parent copies of all nonpublic information (to the extent that such nonpublic information has not been previously provided or made available to Parent) that is made available to any such third party before it is provided or made available to such third party. In addition, nothing herein shall restrict the Company from making any disclosure to the Company’s shareholders if the board of directors of the Company determines, based on the advice of outside legal counsel, that failure make such disclosure would be reasonably likely to give rise to a violation of Law, in each case so long as such disclosure is limited to (x) a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act, (y) an express rejection of an applicable Acquisition Proposal or (z) an express reaffirmation of the Company Recommendation.

(c) The Company will promptly (and in any event within one Business Day) notify Parent orally and in writing of the receipt by the Company of any proposal (or inquiry with respect thereto) that constitutes or could reasonably be expected to lead to an Acquisition Proposal, which notice shall include a copy of any written proposal, or a written summary of the material terms of any unwritten proposal or inquiry and the identity of the Person(s) making such proposal or inquiry. The Company shall (i) keep Parent fully informed on a current basis of the status of any such proposal or inquiry, including any change to the material terms thereof and (ii) provide to Parent promptly and in any event within one (1) Business Day after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Company from any third party in connection with any proposal or inquiry or sent or provided by the Company to any third party in connection with any proposal or inquiry. The Company shall not be required to comply with this Section 6.3(c) with respect to any proposal or inquiry to the extent that the board of directors of the Company determines in good faith, based on the advice of outside legal counsel, that such compliance would in such instance be inconsistent with their fiduciary duties; provided, however, that the Company shall promptly notify Parent of the fact of such determination.

(d) If the Company and its Subsidiaries have complied with all their obligations under this Section 6.3, the board of directors of the Company may, in response to a Superior Proposal, at any time prior to obtaining the Company Stockholder Approval (and in no event after receipt of the Company Stockholder Approval), (i) approve, endorse or recommend a Superior Proposal and terminate this Agreement pursuant to Section 8.1(c)(ii) in order to enter into a definitive agreement with respect to a Superior Proposal or (ii) modify or amend in a manner adverse to Parent or withdraw the Company Recommendation ((i) or (ii) above being referred to as a “Change in Recommendation”), provided that prior to such Change in Recommendation, the board of directors of the Company determines, in good faith (after consultation with its outside legal counsel), that such action is necessary in order for the directors to comply with their fiduciary duties under applicable Law. The board of directors of the Company shall not make a Change in Recommendation pursuant to this Section 6.3(d) unless: (1) the Company notifies Parent in writing of its intention to take such action, promptly after the board of directors of the Company resolves to take such action but in any event not less than four Business Days before taking such action, which notice shall include the identity of the offeror and a true and complete copy of the most current version of such Superior Proposal (including any proposed agreement or other offer documents), (2) for four Business Days following delivery of such notice, the Company negotiates in good faith with Parent with respect to any revised proposal from Parent in respect of the terms of the Transactions (to the extent Parent desires to negotiate) and (3) after such four-Business Day period, the board of directors of the Company determines that such proposal remains a Superior Proposal (it being understood that any amendment to the financial terms or other material terms of any such Superior Proposal shall require a new written notice from the Company and an additional four-Business-Day period that satisfies this Section 6.3(d))

Section 6.4 Employee Benefits.

(a) Parent shall cause the Surviving Corporation and each of its Subsidiaries, for the period commencing at the Effective Time and ending on the first anniversary thereof, to maintain for each employee and officer of the Company or any of its Subsidiaries employed by or providing services to the Company or any of its Subsidiaries at the Effective Time (each, a “Continuing Employee”) salary, wages and other cash compensation opportunities (including cash bonus and commission opportunities and other incentive awards) and employee benefits (excluding equity or equity-based programs) that in the aggregate are, taken as a whole, substantially comparable to the salary, wages and other cash compensation opportunities (including cash bonus and commission opportunities and other cash incentive awards) and employee benefits (excluding equity or equity-based programs) provided to the Continuing Employee immediately prior to the Effective Time. Nothing in this Section 6.4(a) shall limit the right of Parent, the Surviving Corporation or any of their Subsidiaries to terminate the employment of any Continuing Employee at any time for any reason in a manner consistent with any applicable contractual obligations and any applicable Company Benefit Plans.

(b) As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give each Continuing Employee full credit for purposes of eligibility to participate, vesting and level of benefits under any Company Benefit Plans and each other employee benefit plan, policy or arrangement, in each case, maintained for the benefit of Continuing Employees as of and after the Effective Time by Parent, its Subsidiaries or the Surviving Corporation (each, a “Parent Plan”) for such Continuing Employee’s service prior to the Effective Time with the Company and its Subsidiaries and their predecessor entities, to the same extent such service is recognized by the Company and its Subsidiaries immediately prior to the Effective Time (other than for purposes of benefit accrual under any defined benefit pension plan). With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent or its Subsidiaries shall (i) cause there to be waived any pre-existing condition or eligibility limitations or exclusions and actively-at-work requirements with respect to the Continuing Employees and their eligible dependents to the same extent that such limitations, exclusions or requirements were waived or were satisfied under the applicable Company Benefit Plan immediately prior to the Effective Time and (ii) give effect, for the year in which the Closing occurs, for purposes of satisfying any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Continuing Employees and their eligible dependents under similar plans maintained by the Company and its Subsidiaries in which such Continuing Employees and their eligible dependents participated immediately prior to the Effective Time. The parties acknowledge and agree that the Merger shall constitute a “change of control” within the meaning of each Company Benefit Plan (or any similar term).

(c) Without limiting the generality of Section 9.6 of this Agreement, the provisions of this Section 6.4 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including for the avoidance of doubt any Continuing Employees), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.4) under or by reason of any provision of this Agreement.

(d) No provision of this Agreement shall (i) establish, modify or amend any Company Benefit Plan or any other employee benefit plan of the Company, Parent or any of their respective Subsidiaries for any purpose or (ii) prevent the amendment or termination of any such plans at any time. This shall not prevent the parties entitled to enforce this Agreement from enforcing any provision in this Agreement, but no other party shall be entitled to enforce any provision in this Agreement on the grounds that it is an amendment to such Company Benefit Plan. If a party not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to such Company Benefit Plan and that provision is construed to be such an amendment despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively as of its inception, thereby precluding it from having any amendatory effect.

Section 6.5 Merger Sub and Surviving Corporation. Parent will take all actions necessary to (a) cause Merger Sub and the Surviving Corporation to perform promptly their respective obligations under this Agreement, (b) cause Merger Sub to consummate the Merger on the terms and subject to the conditions set forth in this Agreement and (c) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business, make any investments or incur or guarantee any indebtedness.

Section 6.6 Publicity. The initial joint press release by Parent and the Company with respect to the execution of this Agreement shall be in a form reasonably acceptable to Parent and the Company. Neither the Company nor Parent (nor any of their respective controlled Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement, the Ancillary Agreements or the Transactions without the prior agreement of the other party, which agreement shall not be unreasonably delayed, withheld or conditioned, except as may be required by Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before making any such public announcements; provided that the Company will not be required to obtain the prior agreement of or consult with Parent in connection with any such press release or public announcement with respect to any actions contemplated by Section 6.3(d) if the Company’s board of directors has effected a Change in Recommendation (including in connection with any press release or public announcement relating to such Change in Recommendation).

Section 6.7 Directors’ and Officers’ Insurance and Indemnification.

(a) From and after the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless the individuals who at any time prior to the Effective Time were directors or officers of the Company or any of its present or former Subsidiaries (the “Indemnified Parties”) against any costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions occurring at or prior to the Effective Time (including the Transactions) to the fullest extent a Delaware corporation is permitted by Law to indemnify its directors and officers, and Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, promptly advance expenses as incurred to the fullest extent a Delaware corporation is permitted by Law to advance expenses to its directors and officers. The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions with respect to indemnification and advancement of expenses to the fullest extent permitted by Law, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties.

(b) Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect for not less than six years from the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (including the policies listed on Section 6.7 of the Company Disclosure Letter) maintained by the Company and the Company’s Subsidiaries for the Indemnified Parties and any other employees, agents or other individuals otherwise covered by such insurance policies prior to the Effective Time (collectively, the “Insured Parties”) with respect to matters occurring at or prior to the Effective Time (including the Transactions); provided that Parent and the Surviving Corporation may substitute therefor policies of substantially the same coverage containing terms and conditions that are no less advantageous to the Insured Parties and provided, further, that in no event shall Parent and the Surviving Corporation be required to pay aggregate annual premiums for insurance under this Section 6.7(b) in excess of 250% of the last annual premium paid by the Company prior to the date hereof for its existing directors’ and officers’ liability insurance and fiduciary liability insurance, which amount is set forth on Section 6.7 of the Company Disclosure Letter (the “Maximum Premium”), it being understood that if such terms and conditions cannot be obtained or can be obtained only by paying an annual premium in excess of the Maximum Premium, Parent shall only be required to obtain as much similar insurance as may be obtained for such Maximum Premium. At the Company’s option, the Company may purchase prior to the Effective Time a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (including the policies listed on Section 6.7 of the Company Disclosure Letter) maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the Transactions; provided, however, that the Company shall not pay or agree to pay aggregate annual premiums for such policy in excess of the Maximum Premium. If such “tail” prepaid policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder.

(c) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.7.

(d) This Section 6.7 is intended to benefit the Insured Parties and the Indemnified Parties, and shall be binding on all successors and assigns of Parent, Merger Sub, the Company and the Surviving Corporation. Parent hereby guarantees the payment and performance by the Surviving Corporation of the indemnification and other obligations pursuant to this Section 6.7 and the certificate of incorporation and by-laws of the Surviving Corporation.

(e) In the event that Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Corporation or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.7.

Section 6.8 Proxy Statement; Company Special Meeting.

(a) As soon as practicable following the date hereof, the Company shall prepare a draft of the Proxy Statement. Parent shall furnish all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the with the preparation and filing of the Proxy Statement and any updates to such information, as appropriate. The Company shall provide Parent with a reasonable opportunity to review and comment on such draft, and once such draft is in a form reasonably acceptable to each of Parent and the Company, the Company shall file the Proxy Statement with the SEC. The Company shall use its reasonable best efforts to (i) respond to any comments on the Proxy Statement or requests for additional information from the SEC as soon as practicable after receipt of any such comments or requests and (ii) cause the Proxy Statement to be mailed to the stockholders of the Company as soon as practicable following the date of this Agreement. The Company shall promptly (A) notify Parent upon the receipt of any such comments or requests and (B) provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand, to the extent such correspondence relates to the Proxy Statement. Before responding to any such comments or requests or the filing or mailing of the Proxy Statement, the Company shall provide Parent with a reasonable opportunity to review and comment on any drafts of the Proxy Statement and related correspondence and filings, and shall include in such drafts and related correspondence and filings all comments reasonably proposed by Parent and reasonably acceptable to the Company.

(b) Following the clearance of the Proxy Statement by the SEC, the Company shall, in accordance with applicable Law and its certificate of incorporation and by-laws, duly call, give notice of, convene and hold a special meeting of the Company’s stockholders (including any adjournment or postponement thereof, the “Company Special Meeting”) as soon as practicable following the date hereof, for the purpose of considering the adoption of this Agreement and the approval of the Merger. The Company shall use its reasonable best efforts to obtain the Company Stockholder Approval at the Company Special Meeting. Without limiting the generality of the foregoing, the Company agrees that its obligations under this Section 6.8 shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or (ii) any Change in Recommendation.

(c) Notwithstanding anything to the contrary set forth in this Agreement, the Company may, from time to time, adjourn, postpone or recess the Company Special Meeting, including to solicit additional proxies in favor of the Agreement or to ensure that any supplement or amendment to the Proxy Statement is provided to the stockholders of the Company sufficiently in advance of the vote to be held at such meeting, provided that the Company Special Meeting may not be adjourned to a date later than the date that is thirty days after the date for which the Company Special Meeting was originally scheduled in the Proxy Statement mailed to the stockholders of the Company.

(d) Subject to applicable Law, each of Parent and the Company shall promptly advise the other upon receiving any communication from any Governmental Entity, the consent or approval of which is required for consummation of the Transactions, that causes such party to believe that there is a reasonable likelihood that any regulatory approval will not be obtained or that the receipt of any such approval may be materially delayed or conditioned. To the extent permitted by applicable Law, each party shall consult with the other party prior to responding to any communication from any Governmental Entity in connection with the Transactions.

Section 6.9 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, the Company and Parent shall each use their reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Law or otherwise to ensure that the conditions set forth in Article VII are satisfied and to consummate and make effective the Transactions; (ii) obtain from any Governmental Entities any actions, non-actions, clearances, waivers, consents, approvals, authorizations, licenses, permits or orders required to be obtained by the Company, Parent or any of their respective Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Transactions; (iii) make all necessary registrations and filings, and thereafter make any other required submissions, with respect to this Agreement, the Ancillary Agreements, the Merger and the Transactions required under (A) any applicable federal or state securities Laws, (B) the HSR Act and any applicable competition, antitrust or investment Laws of jurisdictions other than the United States, (C) any applicable Insurance Laws (including approval of the requested Extraordinary Dividend, the Coinsurance Agreement and the Reinsurance Transaction) and (D) other applicable Law; provided, however, that the Company and Parent will cooperate with each other in connection with the making of all such filings, including providing copies of all such filings and attachments to outside counsel for the non-filing party prior to the time of filing; (iv) furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Transactions; (v) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case, relating to the Transactions; (vi) permit the other parties to review any material communication delivered to, and consult with the other party in advance of any meeting or conference with, any Governmental Entity relating to the Transactions or in connection with any proceeding by a private party relating thereto, and give the other party the opportunity to attend and participate in such meetings and conferences (to the extent permitted by such Governmental Entity or private party); (vii) avoid the entry of, or have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the Closing, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, the Ancillary Agreements or the consummation of the Transactions; (viii) execute and deliver any additional instruments necessary to consummate the Transactions; (ix) obtain, and cooperate in obtaining, any consents of third parties such that neither the consummation of the Transactions, nor any contemplated post-Closing restructuring of the holding company structure of the Insurance Company, conflicts with, results in a violation or breach of, constitutes (with or without due notice or lapse of time or both) a default (or gives rise to any right of termination, cancellation or acceleration) under, or gives rise to a right of termination, cancelation or acceleration of any obligation, or to loss of a material benefit under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party; provided, however, that the parties shall not be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required; and (x) cause each director of the Insurance Company to deliver to the Insurance Company, with a copy to Parent, his or her resignation from the board of directors of the Insurance Company, contingent on and effective as of the Effective Time. No parties to this Agreement shall consent to any voluntary delay of the Closing at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld. The terms of this Section 6.9 shall not limit the rights of the Company set forth in Section 6.3. Notwithstanding anything to the contrary contained in this Agreement, including this Section 6.9, Parent shall not be obligated to take or refrain from taking or to agree to Parent, any of its Subsidiaries or Affiliates or the Company or any of its Subsidiaries taking or refraining from any action or to suffer to exist any condition, limitation, restriction or requirement that, individually or in the aggregate would or would reasonably be likely to result in a Burdensome Condition. A “Burdensome Condition” shall mean (A) any condition which has the effect of subjecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries or Affiliates to any Law, actuarial standard or accounting standard that is materially different from the Laws, actuarial standards or accounting standards generally applicable to New York domestic life insurance companies or Persons in such domestic life insurer’s holding company system; (B) a material negative effect on the business or the assets, liabilities, properties, operations, results of operations or condition (financial or otherwise) of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries or Affiliates, including a material change in the Laws applicable to the Company and its Subsidiaries to the extent such change disproportionately impacts the Company or its Subsidiaries as compared to other companies of similar size to the Company and its Subsidiaries, operating in the same lines of business within the insurance industry in which the Company and its Subsidiaries operate; (C) any requirement to sell, divest, operate in a specified manner, hold separate or discontinue or limit, before or after the Closing Date, any assets, liabilities, businesses, operations, or interest in any assets or businesses of Parent or any of its Subsidiaries or Affiliates or the Company or any of its Subsidiaries; (D) any requirement relating to the contribution of capital, keep-well or capital maintenance arrangements or maintaining risk based capital level or any restrictions on dividends or distributions (other than restrictions on dividends or distributions imposed by New York statute or published regulation) or (E) any requirement or condition to remove or change any officer or director of Parent, or any parent company or other Affiliate of Parent, it being understood that none of the items set forth on Schedule 6.9 shall, individually or in the aggregate, constitute a “Burdensome Condition” if imposed by the NYSDFS in connection with granting approval for change-of-control of the Insurance Company.

Section 6.10 Takeover Statute. If any “fair price,” “moratorium,” “business combination,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to this Agreement or the Transactions, each of the Company and Parent and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that this Agreement and the Transactions may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on this Agreement and the Transactions.

Section 6.11 Rule 16b-3. Prior to the Effective Time, the Company shall (and shall be permitted to) take such steps as may be necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.12 Certain Notices. From and after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, subject to applicable Law, each of the Company and Parent shall promptly notify the other party of (i) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other Transactions not to be satisfied, (ii) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement or (iii) any representation or warranty made by it contained in this Agreement or any Ancillary Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect; provided, however, that the delivery of any notice pursuant to this Section 6.12 shall not cure any breach of any representation or warranty, the failure to comply with any covenant, the failure to meet any condition or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

Section 6.13 Other Pre-Closing Actions.

(a) The Company shall use its reasonable best efforts to take or cause to be taken all actions reasonably necessary to (i) seek and obtain all approvals, consents and authorizations of, and make all necessary filings with and notices to or required by, any Governmental Entity necessary to permit to be declared and paid in full the Extraordinary Dividend in an amount not less than the Minimum Extraordinary Dividend Amount, or such greater amount as Parent may reasonably determine, and (ii) declare and pay in full the approved Extraordinary Dividend prior to or concurrently with Closing.

(b) The Company shall not (i) make or commit to make any capital contributions (in cash or other assets) to GALAC, except as required by applicable Law, and (ii) the Company shall not permit GALAC to enter into any contract, agreement or arrangement or otherwise conduct any business or activities, except as required by applicable Law.

(c) The parties hereto will cooperate and negotiate in good faith to determine and agree upon which assets of the Insurance Company will be included in the Extraordinary Dividend and, if the Insurance Company must dispose of assets to pay such Extraordinary Dividend, which assets will be disposed; provided, however, that nothing contained in this Section 6.13(c) shall be deemed to permit Parent to control the actions of the Company or the Insurance Company prior to the Effective Time. The parties hereto acknowledge and agree that the Extraordinary Dividend shall be comprised solely of cash, unless otherwise required by the NYSDFS.

(d) The Company shall cause the Insurance Company to give J.P. Morgan Investment Management Inc. notice of termination, effective no later than the Closing, in accordance with Section 20 of the Investment Management Agreement.

(e) As soon as reasonably practicable, and in any event within three Business Days, following a request from Parent, the Company shall provide any applicable required notices under the Worker Adjustment and Retraining Notification Act, or any similar state, local or foreign Laws, that Parent requests, including notices to those employees of the Company and its Subsidiaries whose employment Parent indicates it may terminate on or following the Closing Date, notices to applicable Governmental Entities and any follow-up notices to notices already provided. The form of any such notice shall be prepared jointly by the Company and Parent.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, on the one hand, and Parent and Merger Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company, Parent and Merger Sub, if permissible under applicable Law) of the following conditions:

(a) the Company Stockholder Approval shall have been obtained;

(b) no Law or other legal restraint or prohibition shall be in effect, and no Governmental Entity having jurisdiction over the Company, Parent or Merger Sub shall have issued an order, decree or ruling or taken any other action which shall be in effect, in each case, enjoining or otherwise prohibiting consummation of the Transactions;

(c) all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated and all applications and notices with, and receipt of consents, authorizations, approvals, exemptions or non-objections from, any Governmental Entity shall have been filed or obtained without the imposition of any Burdensome Condition; and

(d) each of the Company and Parent shall have received, and Parent and the Company shall have been furnished with copies of, the Company Insurance Approvals and the Parent Insurance Approvals, as the case may be, without the imposition of a Burdensome Condition, and such Company Insurance Approvals and the Parent Insurance Approvals shall be in full force and effect; provided that only Parent shall be entitled to assert the condition set forth in Section 7.1(c) or this Section 7.1(d) is not satisfied due to the imposition of any Burdensome Condition.

Section 7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent) of the following further conditions:

(a) each representation and warranty of the Company in Sections 4.1 (Organization), 4.2 (Capitalization; Subsidiaries) and 4.3 (Authorization; Validity of Agreement; Company Action) that is qualified as to materiality or Company Material Adverse Effect shall be true and accurate, and each not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, in which case each such representation and warranty qualified as to materiality or Company Material Adverse Effect shall be true and correct, and each not so qualified shall be true and correct in all material respects, as of such date or with respect to such period); each of the other representations and warranties of the Company shall be true and accurate (disregarding any qualifications as to materiality or Company Material Adverse Effect contained therein) as of the date of this Agreement and as of the Closing Date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate would not, individually or in the aggregate, have a Company Material Adverse Effect;

(b) the Company shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing;

(c) Parent shall have received a certificate signed by an executive officer of the Company, dated as of the Closing Date, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b), Section 7.2(h) and Section 7.2(i) have been satisfied, which certificate shall include a true and correct copy of the Reference Balance Sheet prepared by the Company and reasonably acceptable to Parent;

(d) there shall not be pending or threatened any action, claim, suit, proceeding or investigation challenging or seeking to restrain or prohibit the consummation of the Merger or any other Transaction or seeking to impose any Burdensome Condition;

(e) since the date of this Agreement, there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(f) all applicable Governmental Entities, including the NYSDFS, shall have granted all necessary approvals, consents and authorizations without the imposition of a Burdensome Condition, and all necessary filings with and notices to or required by such Governmental Entities shall have been made, necessary to permit the Insurance Company to declare and pay the Extraordinary Dividend in an amount not less than the Minimum Extraordinary Dividend Amount, such approvals, consents, authorizations, filings and notices shall be in full force and effect, and such Extraordinary Dividend shall have been declared and paid in full in accordance with such approvals, consents, authorizations, filings and notices;

(g) all applicable Governmental Entities, including the NYSDFS and the Delaware Department of Insurance, shall have granted all necessary approvals, consents and authorizations without the imposition of a Burdensome Condition, and all necessary filings with and notices to or required by such Governmental Entities shall have been made, necessary to permit (i) the Insurance Company and Parent to enter into the Coinsurance Agreement in substantially the form attached hereto as Exhibit B and consummate the Reinsurance Transaction and (ii) the applicable parties to enter into each Affiliate Agreement in substantially the form attached hereto as Exhibit A;

(h) the Net Assets of the Company, prior to receipt of the Extraordinary Dividend, as set forth on the Reference Balance Sheet (i) shall be not less than $40 million and (ii) shall be comprised of substantially the same type and mix of assets, including with respect to duration and credit-quality, as the Net Assets of the Company on the date hereof; and

(i) the aggregate amount of impairments and realized losses recognized by the Company and its Subsidiaries in accordance with SAP on Investment Assets (other than investments in limited partnerships) (i) with respect to which Parent or its Representatives reasonably and in good faith recommended that the Company and its Subsidiaries dispose of pursuant to Section 6.2(c) and (ii) that result from a decline in value after the date of such recommendation (the “Recommendation Date”) (provided that the decline in value of an Investment Asset after the Recommendation Date shall be deemed to be zero if the Company sells such Investment Asset within five Business Days after the Recommendation Date or, despite using reasonable best efforts to sell such Investment Asset from and after the Recommendation Date, the Company is unable to sell such Investment Asset), shall not exceed $5 million.

Section 7.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) of the following further conditions:

(a) each of the representations and warranties of Parent and Merger Sub in Article V shall be true and accurate (disregarding any qualifications as to materiality or Parent Material Adverse Effect contained therein) as of the date of this Agreement and as of the Closing Date as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate would not, individually or in the aggregate, have a Parent Material Adverse Effect;

(b) each of Parent and Merger Sub shall have performed in all material respects all of the respective obligations hereunder required to be performed by Parent or Merger Sub, as the case may be, at or prior to the Closing; and

(c) the Company shall have received a certificate signed by an executive officer of Parent, dated as of the Closing Date, certifying that the conditions the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the Merger and the other Transactions, as required by and subject to Section 6.9.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. Anything herein to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or, subject to the terms hereof, after the Company Stockholder Approval has been obtained:

(a) by the mutual written agreement of the Company and Parent.

(b) by either the Company or Parent:

(i) if the Merger shall not have occurred on or prior to December 31, 2012 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to perform or comply in any material respect with the covenants and agreements of such party set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to the Outside Date; provided, further, that if the condition set forth in Section 7.1(c) or Section 7.1(d) has not been satisfied and all other conditions in Article VII are satisfied on December 31, 2012, then the Company may elect, subject to Section 8.1(e) and with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, to extend the Outside Date to January 31, 2013 (the “First Extension Option”); provided, further, that if the First Extension Option is properly exercised, and if the condition set forth in Section 7.1(c) or Section 7.1(d) has not been satisfied and all other conditions in Article VII are satisfied on January 31, 2013, then the Company may elect, subject to Section 8.1(e) and with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, to further extend the Outside Date to February 28, 2013 (the “Second Extension Option”);

(ii) if any Governmental Entity having jurisdiction over the Company, Parent or Merger Sub shall have issued an order, decree or ruling or taken any other action, in each case, permanently restraining, enjoining or otherwise prohibiting any of the Transactions and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such order, decree, ruling or other action in accordance with Section 6.9;

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Special Meeting duly convened therefor or at any adjournment, postponement or recess thereof at which a quorum is present and a vote on the approval and adoption of this Agreement was taken; provided, however, that no party may terminate this Agreement pursuant to this Section 8.1(b)(iii) if such party has breached in any material respect any of its obligations under this Agreement, in each case in a manner that caused the failure to obtain the Company Stockholder Approval at the Company Special Meeting, or at any adjournment, postponement or recess thereof;

(iv) if any condition to the obligation of such party to consummate the Merger set forth in Sections 7.1 or 7.2 (in the case of Parent) or Sections 7.1 or 7.3 (in the case of the Company) becomes incapable of satisfaction before the Outside Date; provided, however, that Parent or the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b)(iv) if the failure of such condition results from material breach by Parent or Merger Sub (in the case of termination by Parent) or the Company (in the case of termination by the Company) of any of its representations, warranties, covenants or agreements contained herein; or

(c) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform, in any material respect, any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, (A) would give rise to the failure of the conditions set forth in Section 7.3(a) or Section 7.3(b) (assuming that the date of such determination is the Closing Date) and (B) cannot be or has not been cured, in all material respects, by Parent or Merger Sub within twenty (20) days after the giving of written notice to Parent (or, if less than twenty (20) days prior to the Outside Date, prior to the Outside Date); provided that the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available to the Company if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach would give rise to the failure of the conditions set forth in Section 7.2(a) or Section 7.2(b); or

(ii) prior to obtaining the Company Stockholder Approval, and subject to the terms and conditions of Section 6.3(d), in order to enter into a definitive agreement with respect to a Superior Proposal, provided, however, that the Company shall have complied with all provisions thereof, including the notice provisions therein and shall have paid the Company Fee concurrently with such termination.

(d) By Parent:

(i) if the Company shall have breached or failed to perform, in any material respect, any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, (A) would give rise to the failure of the conditions set forth in Section 7.2(a) or Section 7.2(b) (assuming that the date of such determination is the Closing Date) and (B) cannot be or has not been cured, in all material respects, by the Company within twenty (20) days after the giving of written notice to the Company (or, if less than twenty (20) days prior to the Outside Date, prior to the Outside Date); provided that the right to terminate this Agreement under this Section 8.1(d)(i) shall not be available to Parent if it or Merger Sub is then in material breach of any of their respective representations, warranties, covenants or agreements set forth in this Agreement, which breach would give rise to the failure of the conditions set forth in Section 7.3(a) or Section 7.3(b);

(ii) if, prior to obtaining the Company Stockholder Approval, the Company’s board of directors shall have effected a Change in Recommendation;

(iii) if the Company’s board of directors fails to reaffirm publicly and unconditionally its recommendation to the Company’s stockholders that they give the Company Stockholder Approval within two (2) Business Days of Parent’s written request to do so (which request may be made at any time following public disclosure of an Acquisition Proposal), which public reaffirmation must also include the unconditional rejection of such Acquisition Proposal; or

(iv) if the Company materially breaches Section 6.3 (No Solicitation).

(e) Notwithstanding Section 8.1(b)(i), the Company’s right to exercise the First Extension Option and Second Extension Option is subject to the Company reimbursing, and if the First Extension Option or the Second Extension Option is exercised the Company shall reimburse, Parent and Merger Sub, on demand, for all incremental out-of-pocket expenses, including all fees and expenses of counsel, financial advisers, accountants, consultants and other advisers, actually incurred by Parent or Merger Sub after December 31, 2012 in connection with obtaining the Parent Insurance Approvals or the Company Insurance Approvals, and all incremental Net Hedging Costs actually incurred by Parent or Merger Sub after December 31, 2012; provided, however, that the hedging arrangements extended or put in place after December 31, 2012 shall be substantially similar in type and scope (other than with respect to duration which shall not extend beyond February 28, 2013) as those in place immediately prior to December 31, 2012; and provided further, that no later than December 1, 2012, Parent and Merger Sub shall provide the Company with a complete schedule of all hedging arrangements entered into by Parent or its Affiliates in connection with the Transactions. Anything contained in this Section 8.1(e) to the contrary notwithstanding, in the event that any Parent Insurance Approvals or Company Insurance Approvals have not been obtained on or prior to December 31, 2012 as a result of delay in approval of the Recapitalization by the Delaware Department of Insurance, then the Company may extend the Outside Date as permitted by Section 8.1(b)(i) without any obligation to reimburse any incremental expenses or Net Hedging Costs under this Section 8.1(e).

Section 8.2 Effect of Termination.

(a) If this Agreement is terminated by a party pursuant to Section 8.1, written notice thereof shall be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall terminate, become void and have no effect, and the Transactions shall be abandoned without further action by the parties; provided, that Article I, Section 4.23, Section 5.9, this Section 8.2, Section 9.3, Section 9.4, Section 9.6, Section 9.8, Section 9.9, Section 9.10, Section 9.14 and Section 9.15 shall survive the termination of this Agreement and provided, further, the Confidentiality Agreement shall survive any such termination in accordance with its terms. Nothing contained in this Section 8.2 shall relieve Parent, Merger Sub or the Company from liability for any willful or intentional material breach of this Agreement or for any breach giving rise to a termination under Section 8.1(c)(i) or Section 8.1(d)(i), or as provided for in the Confidentiality Agreement.

(b) If this Agreement is terminated:

(i) by the Company pursuant to Section 8.1(c)(ii);

(ii) by Parent pursuant to Section 8.1(d)(ii), (iii) or (iv);

(iii) by either Parent or the Company pursuant to Section 8.1(b)(i) and (A) an Acquisition Proposal had been publicly disclosed after the date of this Agreement and prior to such termination, and (B) within 12 months after such termination, the Company enters into a definitive agreement with respect to, or consummates, the transaction contemplated by any Acquisition Proposal; or

(iv) by either Parent or the Company pursuant to Section 8.1(b)(iii);

then the Company shall pay to Parent a nonrefundable termination fee of $18 million in cash (the “Company Fee”) concurrently with any termination referred to in Sections 8.2(b)(i), (ii) or (iv), and concurrently with the first to occur of the events referred to in Section 8.2(b)(iii)(B), as applicable; provided that, solely for the purposes of this Section 8.2(b), the term “Acquisition Proposal” shall have the meaning ascribed thereto in Section 1.1, except that all references in such definition to “20% or more” shall be changed to “a majority”.

(c) The Company shall reimburse Parent and Merger Sub as follows:

(i) if this Agreement is terminated for any reason other than those specified in Section 8.2(c)(ii) or pursuant to Section 8.1(c)(i), the Company shall reimburse Parent and Merger Sub for all their out-of-pocket expenses, including all fees and expenses of counsel, financial advisers, accountants, consultants and other advisers, actually incurred in connection with this Agreement and the Ancillary Agreements, the Merger and the other Transactions, but excluding any costs related to any hedging arrangements entered into by Parent or its Affiliates in connection with the Transactions (“Hedging Costs”), not reimbursed under Section 8.1(e) up to a maximum of $3 million; and

(ii) if this Agreement is terminated by either Parent or the Company pursuant to (x) Section 8.1(b)(i) or (iv) and, at the time of such termination, one or more of the conditions set forth in Section 7.1(b), (c), or (d) or Section 7.2(f) or (g) are not satisfied, or (y) Section 8.1(b)(ii), the Company shall reimburse Parent and Merger Sub (A) for all their out-of-pocket expenses, including all fees and expenses of counsel, financial advisers, accountants, consultants and other advisers, actually incurred in connection with this Agreement and the Ancillary Agreements, the Merger and the other Transactions, but excluding any Hedging Costs not reimbursed under Section 8.1(e), up to a maximum of $1 million plus (B) an amount, not to exceed $12.5 million, equal to 50% of all Net Hedging Costs not reimbursed under Section 8.1(e).

(d) All payments contemplated by this Section 8.2 shall be made by wire transfer of immediately available funds to an account designated by Parent and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes (and consistent with the process set forth in Section 3.3(h)). The parties hereto agree that in no event shall the Company be required to pay the Company Fee on more than one occasion.

(e) Parent, the Company and Merger Sub acknowledge that (i) the fees and other provisions of this Section 8.2 are an integral part of the Transactions and are not severable, (ii) without these agreements, Parent, the Company and Merger Sub would not enter into the Agreement and (iii) any amount payable pursuant to this Section 8.2 is not a penalty. Subject to Section 9.12 and Section 8.2(a), and except in the event of a termination of this Agreement pursuant to Section 8.1(d)(i), Parent and Merger Sub acknowledge and agree that receipt of the Company Fee and other amounts payable pursuant this Section 8.2 shall be the sole and exclusive remedy of Parent and Merger Sub against the Company in the event the Company Fee becomes due and payable, and upon payment of the Company Fee and such other amounts, none of the Company nor any of its officers, employees, stockholders, Representatives, agents or advisors shall have any further monetary liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement or the Transactions. In no event shall the Company be required to pay the Company Fee on more than one occasion.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that after receipt of the Company Stockholder Approval, no such amendment, modification or supplement shall reduce or change the Merger Consideration or adversely affect the rights of the Company’s stockholders hereunder without the approval of such stockholders. Except as required by Law, no amendment to this Agreement shall require the approval of the stockholders of the Company.

Section 9.2 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time.

Section 9.3 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed facsimile transmission or by certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(a) if to Parent or Merger Sub, to:

Athene Annuity & Life Assurance Company

2000 Wade Hampton Boulevard

Greenville, SC 29615

Telephone: 864-609-1307

Facsimile: 864-609-1053

Email: chip.smith@athene.com

Attention: Guy H. Smith, III

with copies (which shall not constitute notice) to:

James R. Belardi

Chief Executive Officer and Legal Department

Athene Annuity & Life Assurance Company

818 Manhattan Beach Boulevard, Suite 100

Manhattan Beach, CA 90266

Telephone: (310) 698-4481

Facsimile: (310) 698-4492

Email: belardi@athenellc.com; legal@athenellc.com

and

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Telephone: 212-839-5918

                   212-839-5835

Facsimile:  212-839-5599

Attention: Gabriel Saltarelli

                  Jonathan J. Kelly

(b) if to the Company, to:

Presidential Life Corporation

69 Lydecker Street

Nyack, New York 10960

Telephone: 845-358-2300

Facsimile: 845-353-0625

Attention: Donald L. Barnes

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP

Eleven Times Square

New York, New York 10036

Telephone: 212-969-3000

Facsimile: 212-969-2900

Attention: Julie M. Allen

or to such other address or facsimile number for a party as shall be specified in a notice given in accordance with this section; provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day A party’s rejection or other refusal to accept notice hereunder or the inability of another party to deliver notice to such party because of such party’s changed address or facsimile number of which no notice was given by such party shall be deemed to be receipt of the notice by such party as of the date of such rejection, refusal or inability to deliver. Nothing in this section shall be deemed to constitute consent to the manner or address for service of process in connection with any legal proceeding, including litigation arising out of or in connection with this Agreement.

Section 9.4 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Disclosure of any fact, circumstance or information in any section of the Company Disclosure Letter or the Parent Disclosure Letter shall be deemed disclosed for the purposes of any sections of this Agreement to which such section relates and any other sections of this Agreement to the extent it is reasonably apparent that such disclosure also qualifies or applies to such other sections of this Agreement; provided, however, that no disclosure shall qualify Section 4.1 (Organization), Section 4.2 (Capitalization; Subsidiaries), Section 4.3 (Authorization; Validity of Agreement; Company Action) or Section 4.23 (Brokers or Finders) unless it is set forth in the specific Schedule, or the section or subsection of the Schedule, corresponding to such Section. The inclusion of any item in the Company Disclosure Letter or the Parent Disclosure Letter shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

Section 9.5 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.

Section 9.6 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Company Disclosure Letter, the Parent Disclosure Letter and the exhibits hereto, together with the other instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 6.7, on and after the Effective Time, are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; except for (i) the rights of the Company’s stockholders and holders of the Company Options to receive the Merger Consideration and related consideration, respectively, at the Effective Time and (ii) the Indemnified Parties and the Insured Parties shall have the right to seek specific performance and pursue monetary damages in the event of Parent’s or the Surviving Corporation’s breach of Section 6.7. The representations and warranties set forth in Articles IV and V and the covenants and agreements set forth in Article VI have been made solely for the benefit of the parties to this Agreement and (a) may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate; (b) have been qualified in certain instances by references to the Company Disclosure Letter or the Parent Disclosure Letter, which contain certain disclosures not reflected in the text of this Agreement; and (c) may apply standards of materiality in a way that is different from what may be viewed as material by the stockholders of, or other investors in, the Company or Parent.

Section 9.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

Section 9.8 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 9.9 Jurisdiction. Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery, and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware) (each, a “Chosen Court”) in the event any dispute arises out of this Agreement or any of the Transactions, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than a Chosen Court and (d) each of the parties hereto agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by Chosen Court in any other court or jurisdiction.

Section 9.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 9.11 Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.9 hereof in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.3 hereof. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.12 Specific Performance. The parties hereto agree that immediate, extensive and irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions (and, more specifically, that irreparable damage would likewise occur if the Merger were not consummated and the Company’s stockholders did not receive the Merger Consideration payable to them in accordance with the terms and subject to the conditions of this Agreement), in addition to any other remedy to which they are entitled at law or in equity, and accordingly, the parties acknowledge and agree that the parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the obligation of the parties hereto to consummate the Merger and the obligation of Parent and Merger Sub to pay, and the Company’s stockholders’ right to receive, the Merger Consideration payable to them pursuant to the Merger, in each case, in accordance with the terms and subject to the conditions of this Agreement) in Chosen Courts without proof of damages or otherwise, and that such explicit rights of specific performance are an integral part of the Transactions and, without such rights, neither the Company nor Parent would have entered into this Agreement. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with any such order or injunction.

Section 9.13 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly-owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 9.14 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the Merger, this Agreement and the consummation of the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Merger or any of the Transactions is consummated.

Section 9.15 Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 9.16 Waivers. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party expressly granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

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IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

PRESIDENTIAL LIFE CORPORATION

By:	/s/ Donald L. Barnes
Name: Donald L. Barnes Title: President and Chief Executive Officer

ATHENE ANNUITY & LIFE ASSURANCE COMPANY

By:	/s/ James R. Belardi
Name: James R. Belardi Title: Chief Executive Officer

EAGLE ACQUISITION CORP.

By:	/s/ Guy H. Smith, III
Name: Guy H. Smith, III Title: President